Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUNNOVA ENERGY INTERNATIONAL INC.,

MOONROAD LLC,

SUNNOVA ENERGY CORPORATION,

SUNSTREET ENERGY GROUP, LLC

and

LEN X, LLC

Dated as of February 17, 2021

1

Exhibits

Exhibit A – Form of MSA

Exhibit B – Form of Exclusivity Agreement

Exhibit C – Form of Stockholder Agreement

Exhibit D –Tax Equity Commitment Letter

Exhibit E – Earnout Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2021 (this “Agreement”), is made and entered into by and among SUNNOVA ENERGY INTERNATIONAL INC., a Delaware corporation (“Acquiror”), SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Acquiror OpCo”), MOONROAD LLC, a Delaware limited liability company (“Merger Sub”), SUNSTREET ENERGY GROUP, LLC, a Delaware limited liability company (the “Company”), and LEN X, LLC, a Florida limited liability company (“Member”) and the sole member of the Company. Acquiror, Merger Sub, the Company and Member are referred to herein as the “Parties”.

RECITALS

WHEREAS, the Company, the Member and certain of their Affiliates are engaged, among other things, in the Business;

WHEREAS, Member is the sole member of the Company;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties intend that the Company be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned direct Subsidiary of Acquiror OpCo, which itself is a direct wholly owned subsidiary of Acquiror;

WHEREAS, the sole member of Member has (i) determined that this Agreement and the other Transactions are advisable and in the best interests of Member, and (ii) approved the execution, delivery and performance by Member of this Agreement, the Earnout Agreement, the Stockholder Agreement, and the Tax Equity Commitment Letter and the consummation of the Merger and the other Transactions in accordance with the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, the Member, as the sole member of the Company has (i) determined that this Agreement and the other Transactions are advisable and in the best interests of the Company, and (ii) approved the execution, delivery and performance by the Company of this Agreement, the Exclusivity Agreement, the MSA and the consummation of the Merger and the other Transactions in accordance with the DLLCA;

WHEREAS, the board of directors of Acquiror has (i) determined that this Agreement, the Parent Support and Guaranty Agreement, the Earnout Agreement, the Exclusivity Agreement, the MSA, the Stockholder Agreement, the Tax Equity Commitment Letter and the other Transactions are advisable and in the best interests of Acquiror, (ii) approved the execution, delivery and performance by Acquiror of this Agreement, the Parent Support and Guaranty Agreement, the Earnout Agreement, the Exclusivity Agreement, the MSA, the Stockholder Agreement, the Tax Equity Commitment Letter and the consummation of the Merger and the other Transactions, and (iii) approved and adopted this Agreement, the Parent Support and Guaranty Agreement, the Earnout Agreement, the Exclusivity Agreement, the MSA, the Stockholder Agreement, the Tax Equity Commitment Letter, the Merger and the other Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the sole member of Merger Sub, has (i) determined that this Agreement, the Parent Support and Guaranty Agreement, the MSA, the Stockholder Agreement and the other Transactions are advisable and in the best interests of Merger Sub, (ii) approved the execution, delivery and performance of this Agreement, the Parent Support and Guaranty Agreement, the Exclusivity Agreement and the MSA by Merger Sub and the consummation of the Merger and the other Transactions, and (iii) approved and adopted this Agreement, the Parent Support and Guaranty Agreement, the Exclusivity Agreement, the MSA, the Merger and the other Transactions in accordance with the DLLCA;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Merger shall qualify for, and be treated in accordance with, the Intended Tax Treatment described in Section 8.7(a); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acquiror Common Stock” means common shares, par value $0.0001 each, of Acquiror.

“Acquiror Material Adverse Effect” means any event, circumstance, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of Acquiror and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of Acquiror and Merger Sub to timely perform their respective obligations under this Agreement or to consummate the Merger and the other Transactions prior to the Termination Time; provided that in the case of clause (a), any such event, circumstance, condition, change, development or effect to the extent resulting from, or arising in connection with, any of the following shall not be taken into account when determining whether an “Acquiror Material Adverse Effect” has occurred: (i) changes after the date hereof in conditions in, or affecting, political, economic, regulatory, financial or capital markets conditions in general (including interest rates, exchange rates, tariffs, trade wars, commodity prices and credit markets) and any decline in the price of any security or any market index, (ii) any change after the date hereof generally impacting the industries in which Acquiror operates (but not effects of the Covid-19 pandemic), (iii) any change after the date hereof in Laws or GAAP, or the interpretation thereof, (iv) changes after the date hereof in political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event after the date hereof, (vi) the failure of Acquiror or its Subsidiaries to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of clause (vi), the changes or effects giving rise to such failure that are not excluded from the definition of “Acquiror Material Adverse Effect”), or (vii) the announcement of, or the taking of any action expressly required by, this Agreement and the other agreements contemplated hereby; provided, that the exceptions in clauses (i)-(vi) will not apply to the extent such event, circumstance, condition, change, development or effect has had or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse effect on the business, condition (financial or otherwise) or results of operations of Acquiror and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Acquiror operates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise). For the purposes of this Agreement, Parent and every subsidiary of Parent is deemed to be an Affiliate of the Company.

“Ancillary Agreements” means (a) the Transition Services Agreement, (b) the Earnout Agreement, (c) the Stockholder Agreement, (d) the Tax Equity Commitment Letter, (e) the Exclusivity Agreement, (f) the MSA, (g) the Parent Support and Guaranty Agreement and (h) any other certificates, instruments, or agreements required to be executed and delivered at the Closing or otherwise in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.

“Base Merger Consideration” means $150,000,000.

“Builder Agreement” means a Contract with a homebuilder to provide PV Systems and/or other renewable energy and Energy Storage Systems to new homes.

“Business” means residential and community-based solar energy generating, storage, management systems, including: (a) the sale, lease, design, engineering, procurement, construction, installation and interconnection of solar energy systems, energy storage systems and energy management systems, (b) ongoing operations, maintenance, monitoring and servicing of such systems, (c) the platform to provide customer service, payment processing and payout services, lending, leasing and financing, online access, marketing and partnerships with homebuilders, as the Company, Parent and their respective Affiliates are providing it at the date of this Agreement, and (d) all other solar, storage, secondary generation, demand control and service offerings, including, but not limited to, grid services, energy management, electronic vehicle charging, power generators and/or fuel cells, retail energy, accessory installation and maintenance services.

“Business Assets” means all of the Company’s or its Affiliates’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), in each case as primarily used in connection with the Business, including the following:

(i) all PV Systems and Energy Storage Systems that have not received Permission to Operate before the Effective Time;

(ii) all other solar energy, storage, capacity, secondary generation, demand control and service offerings, including, but not limited to, grid services, energy management, electronic vehicle charging, generators and/or fuel cells, retail energy, accessory installation and maintenance services;

(iii) all Contracts relating to the Business, including all Customer Agreements (including those related to the PV Systems and Energy Storage Systems), Builder Agreements and Installer Agreements (including all rights under the Builder Agreements and Installer Agreements relating to the PV Systems and Energy Storage Systems);

(iv) all shared contracts between Parent or its Affiliates and the Company, on the one hand, and a third party, on the other hand;

(v) all warranties, indemnities and all similar rights against third parties to the extent related to the Business;

(vi) all rights, causes of action and claims or counterclaims related to the Business;

(vii) all Permits and rights of way (or similar easements, servitudes, permits, leases, licenses or covenants) related to the Business, including the Business Permits;

(viii) all receivable, prepaid expenses, credits, advanced or deferred payments, prepaid items, deposits, deferred charges, claims, security deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, sums and fees relating to the Business;

(ix) all customer deposit accounts related to the Business;

(x) all origination, installation and monitoring platform, software and IT Systems used wholly or primarily in connection with the Business;

(xi) all Inventory and all equipment (including Safe Harbor Equipment) used or intended to be used in the Business and that has not been installed as part of a PV System and/or Energy Storage System that has achieved Permission to Operate before the Effective Time;

(xii) all customer lists related to the Business, including all lists of existing or previous customers of the Company or the Business and any related rights thereto;

(xiii) all Intellectual Property used wholly or primarily in or related to the Business;

(xiv) all insurance benefits, including rights and proceeds related to the Business;

(xv) (A) such portion of the books and records of Parent and its Affiliates (or, other than with respect to corporate records of the Company, copies thereof) to the extent they relate to the Business, the Business Assets or the Business Obligations, including lists of customers and suppliers of the Business and corporate records relating thereto, (B) to the extent permitted by applicable Law, copies of any personnel records of Parent and its Affiliates to the extent pertaining exclusively to the Transferred Employees, and (C) such portions of any file to the extent relating to any Proceeding the Liability with respect to which is included in Business Obligations;

(xvi) all advertising materials and all other printed or written marketing materials relating to the Business;

(xvii) all claims, demands, causes of action or defenses to the extent primarily related to the Business, any Business Assets or any Business Obligations;

(xviii) all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts, if any, related to the Business;

(xix) the Assets set forth on Section 1.1(a) of the Member Disclosure Schedule; and

(xx) all other assets owned by the Company or any of its Affiliates that are used wholly or primarily with regard to the Business.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close for regular banking business.

“Business Employee” means each employee of the Company or any Affiliate thereof (a) who is primarily engaged in the Business or (b) who is hired prior to the Closing into a new position created, by mutual agreement of Member and Acquiror, to support the post-Closing operation of the Business, including, in each case, any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence as of immediately prior to the Closing.

“Business Material Adverse Effect” means any event, circumstance, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the Business, or on the condition (financial or otherwise), results of operations or prospects of the Business or the Company or (b) a material adverse effect on the ability of Parent, Member or the Company to timely perform its respective obligations under this Agreement or to consummate the Merger and the other Transactions prior to the Termination Time; provided that in the case of clause (a), any such event, circumstance, condition, change, development or effect to the extent resulting from, or arising in connection with, any of the following shall not be taken into account when determining whether a “Business

Material Adverse Effect” has occurred: (i) changes after the date hereof in conditions in, or affecting, political, economic, regulatory, financial or capital markets conditions in general (including interest rates, exchange rates, tariffs, trade wars, commodity prices and credit markets) and any decline in the price of any security or any market index, (ii) any change after the date hereof generally impacting the industries in which the Business is conducted or in which the Company operates (but not effects of the Covid-19 pandemic), (iii) any change after the date hereof in Laws or GAAP, or the interpretation thereof, (iv) changes after the date hereof in political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event after the date hereof, (vi) the failure of the Business or the Company to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of clause (vi), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Business Material Adverse Effect” may be taken into account in determining whether there has been a “Business Material Adverse Effect”), or (vii) the announcement of, or the taking of any action expressly required by, this Agreement and the other agreements contemplated hereby; provided, that the exceptions in clauses (i)-(vi) will not apply to the extent such event, circumstance, condition, change, development or effect has had or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse effect on the Business or on the condition (financial or otherwise) or results of operations of the Business or the Company relative to other participants in the industries in which the Business is conducted or the Company operates.

“Business Obligations” means the following Liabilities and obligations (other than any Excluded Obligations), which will be the only Liabilities or obligations of the Business which will not be Excluded Obligations.

(a) Unpaid trade accounts payable to third parties related to the Business, but only to the extent such accounts payable are reflected as Liabilities in the calculation of Closing Date Working Capital for the purpose of the Closing Working Capital Adjustment Amount; and

(b) all Liabilities and obligations, in addition to those described in clause (a), arising under Contracts to which the Company is party existing at the Effective Time (excluding all Affiliate Contracts except for this Agreement, the Ancillary Agreements and those Contracts set forth on Section 5.11 of the Member Disclosure Schedules) relating to the Business, including all Material Contracts listed in Section 3.8(a) of the Member Disclosure Schedules, but only to the extent such Liability is with respect to a sum that is due to be paid, or an obligation that is to be performed, after the Closing Date; and

(c) all Liabilities for costs to fulfill pre-Closing obligations of the Company to the extent they are identified and reflected as Liabilities in the calculation of Closing Date Working Capital for the purpose of the Closing Working Capital Adjustment Amount.

“Calculation Time” means 11:59 pm Eastern Time on the day immediately prior to the Closing Date.

“Cash and Cash Equivalents” as of a given time means the consolidated cash and cash equivalents and marketable securities of the Company as of such time on a consolidated basis determined in accordance with GAAP less restricted cash and cash collateral.

“Closing Cash” means the value of Cash and Cash Equivalents owned by the Company as of the Calculation Time.

“Closing Date Merger Consideration” means the number of shares of Acquiror Common Stock to be issued to Member as Merger Consideration at the Closing, which will be equal to (i) the Estimated Merger Consideration, divided by (ii) the Measurement Price.

“Closing Indebtedness” means the Indebtedness of the Company as of the Calculation Time, other than the Inventory Note.

“Closing Inventory” means the book value of the Inventory owned by the Company as of the Calculation Time.

“Closing Working Capital” means an amount (which may be a positive or negative number) for the Company on a combined basis as of the Calculation Time, equal to “Current Assets” minus “Current Liabilities” (with Current Assets and Current Liabilities calculated in accordance with Section 2.6(c)); provided that Current Assets and Current Liabilities shall exclude (i) any current or deferred income Tax assets or liabilities or any other current or deferred Tax assets and liabilities, (ii) any assets or liabilities in respect of sales Taxes that have been collected but not remitted, (iii) any deposits made by homeowners, (iv) any rights or payment obligations under the Exclusivity Agreement, (v) any Inventory owned by the Company, (vi) any Indebtedness evidenced by the Inventory Note; (vii) any other Indebtedness to the extent included in the calculation of Closing Indebtedness in the Closing Statement, (viii) any amounts payable in respect of capital expenditures that would otherwise be included within accounts payable and (ix) amounts included in Closing Cash.

“Closing Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Working Capital minus (b) the Target Working Capital, not to exceed $100,000,000.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any combined, consolidated, affiliated, unitary or similar Tax Return that includes Parent or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“Company Joint Venture” means any joint venture of the Company or any of its Subsidiaries, including each Tax Equity Fund.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 15, 2020, by and between Acquiror and the Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Customer Agreement” means a power purchase agreement, lease agreement, or system purchase agreement relating to a Project.

“EAH” means Energy Asset Holdco, LLC, a Delaware limited liability company.

“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or other encumbrance of any kind.

“Energy Storage Systems” means an energy storage system capable of delivering electricity to the location where installed without regard to connection to or operability of the electric grid in such location, including all equipment related thereto (including any battery management system, wiring, conduits and any replacement or additional parts included from time to time).

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to a Project, the production of electrical energy from a Project and its displacement of conventional energy generation, including (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the earth’s climate by trapping heat in the atmosphere; and (c) the reporting rights related to these avoided emissions, including the right of a party to report the ownership of accumulated green tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party, and include green tag reporting rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program. Notwithstanding the foregoing, and for the avoidance of doubt, Environmental Attributes shall not include any Renewable Energy Incentives. Without limiting the generality of the foregoing, Environmental Attributes include carbon trading credits, renewable energy credits or certificates, emissions reduction credits, investment credits, emissions allowances, green tags, tradable renewable credits and Green-e® products.

“Environmental Laws” means all federal, state, local and foreign laws, regulations, orders, decrees, permits, authorizations, common laws and agency requirements relating to (a) the protection or restoration of the environment, including wetlands or indoor air, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Materials, or (c) noise control, odor control, pollution, contamination or any injury to persons or property from exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“ERISA Affiliate” means any other Person that, together with Parent, is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Estimated Merger Consideration” shall mean (i) the Base Merger Consideration, plus (ii) the Estimated Closing Working Capital Adjustment, minus (iii) the Estimated Closing Indebtedness, plus (iv) the Estimated Closing Cash, minus (vi) the Estimated Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Assets” means:

(i) all PV Systems that have achieved Permission to Operate prior to the Effective Time and the related Customer Agreements and Energy Storage Systems (if any);

(ii) all Employee Plans, including but not limited to, any Multiemployer Plans;

(iii) the Irvine Lease; and

(iv) all rights of Member, Parent and their Affiliates (other than the Company) under this Agreement and the Ancillary Agreements and any documents delivered or received in connection herewith or therewith.

“Excluded Obligations” means all Liabilities, except for the Business Obligations described in the definition of “Business Obligations” or set forth on Section 1.1(b) of the Member Disclosure Schedule. The Excluded Obligations include the following Liabilities and obligations:

(i) all Liabilities existing between the Business or the Company, on the one hand, and Parent and its Affiliates (other than the Company), on the other hand, including all Pre-Closing Claims and all Pre-Closing Matters, but not including obligations with regard to the Inventory Note;

(ii) all Liabilities and obligations relating to any Excluded Asset;

(iii) all Liabilities and obligations related to the Inventory and other items listed on Schedule 1 of the Inventory Note (including any trade payables thereto);

(iv) all Liabilities and obligations relating to any Indebtedness, other than the Inventory Note;

(v) all Liabilities and obligations relating to Employee Plans, Business Employees or other employees of Parent and its Affiliates (including any severance and related claims);

(vi) all Liabilities and obligations relating to Parent Indemnified Taxes; and

(vii) all other Liabilities existing at the Effective Time and all obligations relating to any pre-closing period that are not Business Obligations.

“Exclusivity Agreement” means the Exclusivity Agreement to be entered into between Parent and Acquiror at Closing, in substantially the form of Exhibit B.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Fundamental Representations” means Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority), Section 3.4 (Capital Structure; Subsidiaries), Section 3.21(c) (Assets), Section 3.24 (No Broker), Section 4.1 (Organization and Related Matters), Section 4.2(a) (Authority), Section 4.4(a) and (c) (Capital Structure; Subsidiaries), Section 4.5 (Merger Consideration) and Section 4.16 (No Broker).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means, with respect to the United States or any foreign government, or any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Hazardous Materials” means any substance defined as a hazardous or toxic substance, materials or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (a) any indebtedness for borrowed money, including the principal, interest and fees owing thereon, (b) any obligations evidenced by bonds, notes, debentures or similar Contracts; (c) any capitalized lease obligations; (d) obligations in respect of the deferred purchase price of assets or services (it being agreed that ordinary course vendor financing in connection with the purchase of assets or services which does not exceed the unpaid balance of the purchase price of such assets or services shall not constitute Indebtedness); (e) any obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments, to the extent drawn, including the principal, interest and fees owing thereon; (f) obligations under interest rate, currency, commodity or renewable energy credit (or similar renewable energy incentives) derivatives, swaps, hedges or hedge-like arrangements (valued at the notional amount thereof); (g) obligations in respect of declared but unpaid dividends or distributions; (h) accrued severance benefits and associated Liabilities of the Company; (i) deferred compensation obligation for any current or former Business Employee; (j) self-insurance obligations or liabilities, net of self-insurance receivables, in each case relating to workers’ compensation, medical and disability obligations, general liability and automobile liability; (k) guarantees of any indebtedness or other obligation specified in clauses (a) to (j) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty; (n) any payroll or similar Taxes in respect of the foregoing clauses (h), (i) and (j) (with respect to clauses (h) and (i) only); (o) any payroll tax deferral under the CARES Act that has not yet been paid; (p) prepayment penalties or fees, breakage costs or other similar amounts payable in connection with the repayment of any such indebtedness or other obligations specified in clauses (a) to (j) above in full on the Closing Date.

“Initial Tax Equity Fund Documents” means the limited liability company agreement, master purchase agreement and other initial documentation to establish tax equity entities pursuant to and in accordance with the Tax Equity Commitment Letter.

“Installer Agreement” means a Contract with an independent contractor to provide engineering, procurement, maintenance or construction services with regard to any Project.

“Intellectual Property” means any intellectual property rights, including (a) patents, patent applications, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, corporate names, brand names, domain names and other indicators of source or origin, including all goodwill associated therewith (“Trademarks”), (c) copyrights (including copyrights in software), (d) trade secrets and know-how, (e) renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations and foreign counterparts of any of the foregoing, (f) all goodwill related to any of the foregoing and (g) Company phone numbers, websites and directory listings.

“Intended Tax Treatment” has the meaning set forth in Section 8.7(a).

“Interim Period” means the period from and after the date of this Agreement through the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 7.1.

“Inventory” means all inventory of parts and equipment and work-in-process, including solar photovoltaic panels, inverters, energy storage batteries, energy management and monitoring equipment used in connection with energy storage systems, meters and related equipment purchased and held for use as original parts on new solar energy systems or replacement parts on existing solar energy systems, in each case that is not installed on PV Systems that have achieved Permission to Operate at or before the Calculation Time.

“Inventory Note” means an amended and restated promissory note dated as of August 31, 2020, in the initial principal amount of $34,604,426 evidencing the obligation of the Company to repay sums advanced by an Affiliate to enable the Company to purchase Inventory.

“Irvine Lease” that certain Lease, dated November 6, 2014, by and between The Irvine Company LLC and the Company, as amended.

“IRS” means the Internal Revenue Service.

“IRS Notice” means IRS Notice 2018-59, 2018-28 I.R.B. 196 (as modified by Notice 2019-43, 2019-31 I.R.B. 487 and Notice 2020-41, 2020-25 I.R.B. 954), and any subsequent amendment or modification thereto or successor guidance.

“IT Systems” means, with respect to any Person, any and all of such Person’s right to any information technology systems, software, hardware, computer systems, databases, data rights, data processing information, communications, telecommunications, interfaces, platforms, servers, peripherals, reference and resource materials relating thereto and any associated Contracts to which such Person is a party (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements).

“Knowledge of Acquiror” means the knowledge of the individuals set forth on Section 1.1 of the Acquiror Disclosure Schedule, after reasonable inquiry.

“Knowledge of Member” or “Knowledge of the Company” means the knowledge of the individuals set forth on Section 1.1(c) of the Member Disclosure Schedule, after reasonable inquiry.

“Law” means any United States or foreign federal, state, county, municipal or local statute, law (whether statutory or common law) or ordinance, or any code, rule, administrative interpretation, regulation, Order, writ, directive, policy, guideline or other requirement (including those of any self-regulatory organization) of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property.

“Liability” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest, escheat and other monetary obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claims of any kind (including any Third-Party Claim), demand, Proceedings, or Order entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract or other agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means any and all damages, Liabilities, losses, Taxes, obligations, claims of any kind (including any Third-Party Claim), interest, fines, penalties, assessments, costs, fees, expenses (including settlement costs and any reasonable fees and expenses of attorneys or accountants or other reasonably required expenses for investigating or defending any action or threatened action).

“made available” means included in the Box “Project Moonroad VDR” created by the Company and accessible by Acquiror as of the date hereof.

“Material Contract” means any of the following Contracts (a) to which the Company is a party or by which its properties or assets are bound or (b) to which any Affiliates of the Company are parties and relate to the Business:

(i) any Contract for the installation of PV Systems or Energy Storage Systems;

(ii) any Builder Agreement, Installer Agreement or Contract pursuant to which the Company or its Affiliates refer homebuilders or homeowners to third-party providers or installers of PV Systems or Energy Storage Systems, other than any Contract between the Company and its Affiliates;

(iii) any Contract pursuant to which the Company has an interest in a tax equity fund or similar vehicle;

(iv) any Contract for the purchase, sale or delivery of electricity in any form, including energy, capacity or ancillary services, other than Customer Agreements;

(v) any Contract that provides for a guaranty or similar assurance with respect to payment or performance (including energy production, capacity, performance or ancillary services), such as surety bonds, performance bonds and letters of credit;

(vi) any interconnection Contract for any PV System or Energy Storage Systems owned by the Company or to be owned by the Company at Closing;

(vii) any Contract for the transmission of electricity;

(viii) each renewable energy credit (or similar renewable energy incentives), interest rate, currency or commodity derivative, forward, swap, exchange, hedge or hedge-like Contract or any Contract for sale of renewable energy credits (or similar renewable energy incentives);

(ix) any Contract for the operation, maintenance or management of any PV System or Energy Storage Systems, or for any servicing, billing or collections related to such system (other than Contracts on the Company’s standard form Customer Agreement);

(x) each Contract providing for product warranty or repair obligations by a manufacturer or vendor of equipment owned or leased by the Company;

(xi) a lease, sublease or similar Contract under which (A) the Company is lessee of, or holds or uses, any equipment, vehicle or other tangible personal property owned by any other Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any equipment, vehicle or other tangible personal property owned or leased by the Company, in each instance, requiring rental payments in excess of $50,000 per year, or over the remaining term of such Contract if it is less than one year;

(xii) any continuing Contract for the future purchase by the Company of materials, supplies, equipment or services in excess of $50,000 in any fiscal year;

(xiii) each Contract requiring the Company to make any capital expenditures in excess of $50,000 in the aggregate;

(xiv) any Contract that (i) would restrict or limit the ability of the Company or the Business after the Closing to compete or otherwise operate in any line of business with any Person or in any geographic area; (ii) containing a “most favored nations”, “price parity” or similar provision by the Company; (iii) contains a “clawback” or similar undertaking by the Company requiring the reimbursement or refund of any fees; (iv) provides for rights of first refusal or offer or any similar requirement or right in favor of any Person, (v) requires the Company to deal exclusively with any Person or purchase a minimum quantity of products or services on an ongoing basis (other than a minimum quantity that would cost the Company less than $50,000); (v) requires the Company (or, following the Effective Time, will require Acquiror or any of its Affiliates) to make referrals of business or make available business opportunities or products or services to any Person on a priority or exclusive basis or (vi) contains non-solicitation or similar agreement that prevents the Company or any of its Affiliates from offering employment to or hiring any Person;

(xv) any Contract relating to the acquisition or disposition of any business or material asset (whether by merger, sale of equity interests, sale of assets or otherwise) or otherwise not entered into in the ordinary course of business (including all Contracts or other instruments (including any document evidencing any distribution or contribution of assets or liabilities) relating to the reorganization of the Business and the Company on or about August 31, 2020) or pursuant to which the Company has any current or future indemnification, earnout or contingent obligations, other than customary indemnification provisions in Customer Agreements, Supplier Contracts or Installer Contracts, or other Contracts entered into in the ordinary course of business;

(xvi) any Contract with any Business Employee relating to services performed by that Business Employee, including any management, employment, retention, change in control, severance, consulting, relocation, repatriation, visa, work permit or other Contract between the Company or its Affiliates and any Business Employee;

(xvii) any Affiliate Contract;

(xviii) any Contract establishing any joint venture or strategic alliance or involving the sharing of revenues, profits, cash flows, expenses or losses with other Persons;

(xix) any Contract which provides for aggregate minimum future payments to or from the Company in excess of $50,000 or not entered into in the ordinary course of business;

(xx) any Contract under which the Company has (x) extended to credit to any Person (other than trade credit extended in the ordinary course of business) or (y) created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $50,000 in the aggregate, or granted an Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Company (including the requirement of cash reserve accounts or minimum liquidity covenants involving more than $50,000);

(xxi) any Contract prohibiting the payment of dividends or distributions in respect of, or prohibiting any Encumbrance on, the membership interests in the Company, or the creation of Subsidiaries by the Company, or prohibiting the issuance of guarantees by the Company;

(xxii) each Contract providing for leveraged lease arrangements or tax indemnification arrangements;

(xxiii) any Contract that is a stockholder or investor rights, registration rights or similar agreement relating to interests in the Company;

(xxiv) any Contract relating primarily to Intellectual Property of the Business or the Company (other than commercially available, non-exclusive software licenses with annual payments of less than $25,000);

(xxv) any settlement agreement related to the Business under which the Company or any of its Affiliates has ongoing obligations (including any payment obligation);

(xxvi) each Contract to enter into a Contract described in any of the foregoing clauses (i) through (xxv).

“Measurement Price” means $45.00 per Share.

“Merger Consideration” means the total number of shares of Acquiror Common Stock issuable or payable to Member as a result of the Merger, including shares issuable under the Earnout Agreement.

“MSA” means the Master Management & Services Agreement to be entered into between applicable Affiliates of Parent and the Company at Closing with respect to operations, maintenance, servicing and administration of all PV Systems and Energy Storage Systems of Parent and its Affiliates, in substantially the form of Exhibit A.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.

“NYSE” means The New York Stock Exchange, Inc.

“Order” means any order, judgment, injunction, stipulation, determination, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Organizational Documents” means, (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or similar constituent document; and (e) with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.

“Parent” means Lennar Corporation, a Delaware corporation.

“Parent Support and Guaranty Agreement” means an agreement between Parent, Acquiror, Acquiror OpCo and Merger Sub, dated the same date as this Agreement, in which Parent (i) agrees that any time that this Agreement or any Ancillary Agreement requires Member, the Company or a Parent Subsidiary to cause Parent to take (or refrain from taking) any action, Parent shall take (or refrain from taking) such action ), (ii) that any time this Agreement or any Ancillary Agreement requires Member, the Company or a Parent Subsidiary to cause a Parent Susidiary to take (or refrain from taking) any action, Parent will cause each Affiliate of such Person to take (or refrain from taking) such action , and (iii) guarantees payment and performance by Member, the Company and the Parent Subsidiaries of their respective obligations under the Merger Agreement and the other Ancillary Agreements.

Personal Data” means any information that, alone or in combination, identifies an individual natural person or constitutes “personal data,” “personally identifiable information,” “personally identifiable financial information,” “protected health information,” “personal information” or similar information regulated by applicable Law.

“Permits” means all permits, licenses, registrations, agreements, waivers, authorizations, and other similar consents of a Governmental Authority held, used or required to operate the Business or held by a Business Employee in connection with the Business.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or due and payable but not delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and, in each case, for which adequate cash reserves have been established by the Company in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent and for which adequate cash reserves have been established by the Company in accordance with GAAP, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities on the Leased Real Property (other than Leased Real Property consisting only of office space in office buildings not owned by the Company), (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (f) other Encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case and in the aggregate, do not materially impair the present use or occupancy of the Leased Real Property, and (g) Encumbrances granted to any lender at Closing in connection with any financing by Acquiror of the Transactions or financing by Acquiror or an Affiliate (including the Company) relating to the periods after the Effective Time.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Post-Closing Employer” means the entity designated by Acquiror to employ Transferred Employees upon Closing pursuant to Section 5.12(b) or, in the absence of such designation, the Company.

“Post-Closing Tax Period” means any taxable year or period that ends after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before (and including) the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means any applicable Law governing (A) the privacy, protection or security of Personal Data, including as relevant to the collection, use, storage, retention, transfer, disclosure, sharing, disposal, destruction or other processing of Personal Data; (B) monitoring or recording of telephone calls or electronic communications; (C) telephone calling, text messaging, telemarketing, or email marketing; or (D) consumer protection laws or other laws applicable to privacy, data security, financial information, the collection, use or disclosure of Personal Data or statements to consumers related to the foregoing.

“Proceedings” means any legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations, audits or inquiries of any nature.

“Project” means a PV System and/or an Energy Storage System.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“PV System” means a photovoltaic system, including solar photovoltaic panels, inverters, racking systems, wiring and other electrical devices, as applicable, conduits, weatherproof housings, hardware, remote monitoring equipment, connectors, meters, disconnects and over current devices (including any replacement or additional parts included from time to time).

“Renewable Energy Incentive” means (i) federal, state, or local tax credits or other tax benefits (such as accelerated depreciation) associated with the construction or ownership of, or production or sale of electricity from, a Project, including any energy tax credits under Section 48 of the Code or any successor provision, production tax credits or governmental payments made in lieu of such tax credits or other benefits, (ii) any federal, state or local grants, rebates, subsidized financing or any other subsidy relating to the renewable energy property of the Company or any Project or the output thereof, and/or (iii) any other form of incentive that is not an Environmental Attribute and that is available with respect to the Company or a Project.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Stockholder Agreement” means the Stockholder Agreement to be entered into between Member (or its applicable Affiliate(s)) and Acquiror at Closing, in substantially the form of Exhibit C.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts or voting interests , as applicable, are owned directly or indirectly by such Person or one or more of the other Subsidiaries of that Person of a combination thereof, whether in the form of membership, general, special, or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity; provided however, that no Company Joint Venture shall be a “Subsidiary” of the Company.

“Target Working Capital” means $2,000,000.

“Tax Equity Commitment Letter” means the commitment letter dated February 16, 2021 by and between Acquiror Opco and Parent, attached hereto as Exhibit D.

“Tax Equity Fund” means any fund jointly owned by a tax equity investor and the Company or any of its Affiliates (including, after the Effective Time, Acquiror or any of its Affiliates).

“Tax Return” means any report, return, certificate, form, information or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Taxing Authority in connection with the imposition, determination, assessment or collection of any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (a) all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and liabilities in the nature of a tax, including all income, franchise, recapture, rollback, gains, capital, payroll, property, goods and services, transfer, value added, gross receipts, windfall profits, excise, severance, ad valorem, personal property, production, sales, use, escheat, unclaimed property, license, stamp, documentary stamp, estimated, social security, Medicare, unemployment or withholding taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Territory” means the United States and its sovereign territories.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” shall mean, in each case to the extent not paid by Parent or its Affiliates prior to the Calculation Time, (i) any fees and expenses incurred or payable by the Business or the Company in connection with (A) the negotiation, execution and delivery of this Agreement or any document or Contract contemplated hereby or (B) the performance or consummation of the Transactions or any transactions contemplated by the Ancillary Agreements (including all legal, accounting and investment banking fees and expenses), including fees and expenses of counsel, advisors, brokers, investment banks, accountants, auditors, consultants or similar service providers, whether on its own behalf or on behalf of Parent or any of its Affiliates, (ii) any change-in-control payments, severance payments, “stay-around” or retention payments, bonus payments, or similar compensatory amounts payable, or that become payable, to any director, officer or employee or any member of the Company to the extent such payments become payable upon or in connection with the consummation of the Transactions, together with the employer portion of any payroll, medical, social security, unemployment or similar Taxes related to the payment of such bonuses or benefits, and (iii) any amounts to be paid pursuant to Section 8.3.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Transition Services Agreement” means the transition services agreement to be entered into between Acquiror, the Company and Parent at Closing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

Term	Section
Acquiror Disclosure Schedule	Article 4
Acquiror	Preamble
Acquiror Financial Statements	Section 4.6(c)
Acquiror Indemnitees	Section 9.2(a)
Acquiror SEC Reports	Section 4.6(a)
Acquiror Tax Indemnified Parties	Section 8.1

Acquisition Proposal	Section 5.7(a)
Adjustment Consideration	Section 2.6(b)(vi)(A)
Adjustment Review Period	Section 2.6(b)(ii)
Acquiror SEC Reports	Section 4.6(a)
Affiliate Contracts	Section 3.22(a)
Agreement	Preamble
Balance Sheet Date	Section 3.5(a)
Business Financial Statements	Section 5.19(a)
Business Permits	Section 3.10(b)
Cap	Section 9.2(b)
Certificate of Merger	Section 2.2
Claim Notice	Section 9.5(a)
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Closing Statement	Section 2.6(b)
Code	Recitals
Collective Bargaining Agreement	Section 3.15(b)
Company	Preamble
Company Membership Interests	Section 2.3(a)
Company/EAH Financial Statements	Section 3.5(a)
De Minimis Amount	Section 9.2(b)
Deficiency Amount	Section 2.6(b)(vi)(B)
DGCL	Recitals
Dispute Notice	Section 2.6(b)(ii)
DLLCA	Recitals
Earnout Agreement	Section 2.4
Effective Time	Section 2.2
Employee Plans	Section 3.16(a)
Employment Losses	Section 5.12(l)
Enforceability Exceptions	Section 3.2(a)
Equity Rights	Section 3.4(b)
Estimated Closing Cash	Section 2.6(a)
Estimated Closing Indebtedness	Section 2.6(a)
Estimated Closing Statement	Section 2.6(a)
Estimated Transaction Expenses	Section 2.6(a)
Estimated Closing Working Capital Amount	Section 2.6(a)
Estimated Closing Working Capital Adjustment	Section 2.6(a)
Excess Amount	Section 2.6(b)(vi)(A)
Final Merger Consideration	Section 2.6(b)(vi)
Indemnification Deductible	Section 9.2(b)
Indemnified Party	Section 9.5(a)
Indemnifying Party	Section 9.5(a)
Independent Accountant	Section 2.6(b)(iii)
Infringe	Section 3.19(b)
Inventory Statement	Section 3.21(b)

Locked-Up Common Stock	Section 5.10(b)
Material Leased Real Property	Section 3.20
Member	Preamble
Merger	Recitals
Merger Sub	Preamble
Non-Reimbursable Damages	Section 9.4(d)
Offered Employee	Section 5.12(a)
Occurrence Policy	Section 5.13
Parent	Recitals
Parent Indemnified Taxes	Section 8.1
Parent Indemnitees	Section 9.3(a)
Parent Marks	Section 5.14(a)
Parties	Preamble
Post-Closing Employee Plans	Section 5.12(c)
pre-employment requirements	Section 5.12(a)
Pre-Closing Separate Tax Return	Section 8.2(a)
Pre-Closing Occurrence Policy Claims	Section 5.13
Requisite Regulatory Consents	Section 6.1(a)
Restricted Period	Section 5.15(a)
Safe Harbor Equipment	Section 3.18(a)
Straddle Period	Section 8.2(a)
Survival Period Termination Date	Section 9.1
Surviving Entity	Section 2.1
Tax Claim	Section 8.5(a)
Tax Indemnified Party	Section 8.5(a)
Tax Indemnifying Party	Section 8.5(a)
Tax Proceeding	Section 8.5(b)
Tax Qualified Plans	Section 5.12(d)
Termination Time	Section 7.1(a)(v)
Third-Party Claim	Section 9.5(b)
Transfer	Section 5.10(b)
Transfer Taxes	Section 8.3
Transferred Employees	Section 5.12(a)
Union	Section 3.15(b)
Unresolved Matters	Section 2.6(b)(ii)

ARTICLE 2

THE TRANSACTIONS

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA, at the Effective Time (a) the Company shall merge with and into Merger Sub and the separate limited liability company existence of the Company shall thereupon cease, (b) Merger Sub shall be the surviving limited liability company (the “Surviving Entity”) in the Merger as a wholly owned Subsidiary of Acquiror OpCo and shall continue to be governed by the laws of the State of Delaware and (c) the separate existence of the Surviving Entity with all its rights, privileges, immunities, powers and franchise shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity (other than as provided in this Agreement with regard to Excluded Obligations), all as provided in the DLLCA.

Section 2.2 Effective Time. As soon as practicable following the Closing on the Closing Date, Acquiror and the Company will cause a certificate of merger containing such information as is required by the relevant provisions of the DLLCA (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DLLCA, and shall make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the Parties and specified in the Certificate of Merger in accordance with DLLCA, and such time is hereafter referred to as the “Effective Time”.

Section 2.3 Effect on Capitalization.

(a) Merger Consideration. At the Effective Time, 100% of the limited liability company interests in the Company issued and outstanding prior to the Effective Time (the “Company Membership Interests”) shall, by virtue of the Merger and without any action on the part of Member, the Company, Merger Sub, or Acquiror, be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration, and following such conversion such Company Membership Interests shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and Member will cease to have any rights with respect to such Company Membership Interests, except for the right to receive the Merger Consideration and the contingent right to receive the Adjustment Consideration (if any) in accordance with this Article II, without any interest thereon.

(b) Merger Sub Interests. At the Effective Time, 100% of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the limited liability company interests of the Surviving Entity.

(c) Transfer Books. From and after the Effective Time, there shall be no transfers on the books of the Company of any Company Membership Interests that were outstanding immediately prior to the Effective Time.

(d) No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fraction of a share of Acquiror Common Stock will be issued by virtue of the Merger, but in lieu thereof Member shall receive from Acquiror an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Measurement Price.

(e) Adjustment to Merger Consideration. If at any time between the date of this Agreement and the Effective Time any change in the number of issued and outstanding shares of Acquiror Common Stock shall occur as a result of a reclassification, recapitalization, share split or subdivision (including a reverse share split), or combination, exchange or readjustment of shares, or any dividend or distribution paid in shares of Acquiror Common Stock (including any dividend or distribution of securities convertible into or exchangeable for shares of Acquiror Common Stock) or rights to acquire shares of Acquiror Common Stock for less than its market value when it is acquired with a record date during such period, the number of shares of Acquiror Common Stock to be issued in the Merger shall be equitably adjusted to reflect such change.

Section 2.4 Earnout. Concurrently with the execution and delivery of this Agreement, the Member and Acquiror are entering into an Earnout Agreement attached hereto as Exhibit E (the “Earnout Agreement”) pursuant to which the Member shall be eligible to receive, in accordance with, and subject to the terms and conditions of the Earnout Agreement, as part of the Merger Consideration, additional shares of Acquiror Common Stock.

Section 2.5 Closing.

(a) The consummation of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, commencing at 10:00 a.m., local time, on (i) April 1, 2021 or (ii) if later, the first Business Day of a calendar month beginning at least two Business Days following the day on which all of the conditions set forth in Article 6 have been satisfied or waived by the Parties entitled to the benefits thereto (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing), or at such other date, time and place as Acquiror and the Company shall mutually agree in writing (the date on which the Closing actually takes place being referred to herein as the “Closing Date”).

(b) At the Closing, Member shall (or shall cause the Company or its other Affiliates to, as applicable) deliver to Acquiror (or to Affiliates of Acquiror designated by Acquiror):

(i) the Transition Services Agreement, duly executed by an authorized officer of each of Parent and the Company;

(ii) the Stockholder Agreement, duly executed by an authorized officer of Member;

(iii) the MSA, duly executed by an authorized officer of Lennar Homes LLC;

(iv) the Initial Tax Equity Fund Documents, duly executed by an authorized officer of Parent (or a wholly owned Affiliate designated by Parent);

(v) the Exclusivity Agreement, duly executed by an authorized officer of Lennar Homes, LLC;

(vi) a duly executed certificate complying with the provisions of Section 1445 of the Code to the effect that Member (or, if Member is a disregarded entity for purposes of Section 1445 of the Code, its regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code, including if permitted by applicable Law, an IRS Form W-9; and

(vii) such other agreements, documents and instruments as are required to be executed and delivered by Member or the Company at or prior to the Closing pursuant to Section 6.2 or as are otherwise reasonably required in connection with the Merger or the other transactions contemplated by this Agreement.

(c) At the Closing, Acquiror shall (or shall cause Merger Sub to, as applicable) deliver to Member:

(i) evidence that the shares of Acquiror Common Stock constituting the Closing Date Merger Consideration have been issued in the name of Member or into a securities account designated by Member;

(ii) the Transition Services Agreement, duly executed by an authorized officer of Acquiror;

(iii) the Stockholder Agreement, duly executed by an authorized officer of Acquiror;

(iv) the MSA, duly executed by an authorized officer of the Surviving Entity or Acquiror OpCo;

(v) the Initial Tax Equity Fund Documents, duly executed by an authorized officer of Acquiror (or a wholly owned Affiliate designated by Acquiror);

(vi) the Exclusivity Agreement, duly executed by an authorized officer of the Surviving Entity or Acquiror OpCo; and

(vii) each other Ancillary Agreement to which Acquiror is a party, duly executed by an authorized officer of Acquiror, and such other agreements, documents and instruments as are required to be executed and delivered by Acquiror at or prior to the Closing pursuant to Section 6.3 or as are otherwise reasonably required in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.6 Merger Consideration; Adjustments.

(a) Closing Estimates. No later than ten (10) Business Days prior to the Closing Date, Member shall prepare and deliver to Acquiror a written statement (the “Estimated Closing Statement”), together with a schedule setting forth the components thereof and reasonable supporting detail, that shall set forth its good faith estimate of (i) the estimated amount of the Closing Working Capital (the “Estimated Closing Working Capital Amount”), (ii) the estimated amount of the Closing Working Capital Adjustment based on the Estimated Closing Working Capital Amount (the “Estimated Closing Working Capital Adjustment”), (iii) the estimated amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the estimated amount of Closing Cash (the “Estimated Closing Cash”), and (v) the estimated amount of Transaction Expenses (the “Estimated Transaction Expenses”) and its calculation of the Estimated Merger Consideration. Parent and Member shall provide (or cause their Affiliates to provide) any additional supporting documentation or information reasonably requested by Acquiror and shall consider in good faith any comment or objection by Acquiror on the Estimated Closing Statement.

(b) Post-Closing Adjustments.

(i) As soon as reasonably practicable after the Closing Date, but no later than 120 days after the Closing Date, Acquiror shall prepare and deliver to Member a statement (the “Closing Statement”), together with a schedule setting forth the components thereof and reasonable supporting detail, that shall set forth its calculation of (i) the Closing Working Capital, (ii) the Closing Working Capital Adjustment, (iii) the Closing Indebtedness, (iv) the Closing Cash, and (v) the Transaction Expenses.

(ii) No later than sixty (60) days after receipt of the Closing Statement (the “Adjustment Review Period”), Member may provide written notice to Acquiror disputing all or a part of the Closing Statement (such notice, a “Dispute Notice”), setting forth, in reasonable detail, (A) each item or amount disputed by Member (such items or amounts noted as disputed in the Dispute Notice, the “Unresolved Matters”); (B) Member’s calculation of each such Unresolved Matter; and (C) Member’s calculation of the Closing Working Capital of the Company after giving effect to Member’s calculation of each such Unresolved Matter. If Acquiror does not receive a Dispute Notice delivered pursuant to and in accordance with this Section 2.6(b)(ii) within such sixty (60) day period, or if Member accepts in writing the Closing Statement before such sixty (60) day period, then Acquiror and Member shall be deemed to have irrevocably agreed to each item and amount set forth in the Closing Statement delivered by Member, which shall be finally determined and binding on the Parties for all purposes hereunder. If a timely Dispute Notice is provided to Acquiror pursuant to and in accordance with this Section 2.6(b)(ii), then Acquiror and Member shall use commercially reasonable efforts to resolve the Unresolved Matters during the thirty (30) day period commencing on the date of Acquiror’s receipt of the Dispute Notice.

(iii) If Member and Acquiror do not agree in writing upon a final resolution with respect to any Unresolved Matters within such thirty (30) day period following Acquiror’s receipt of the Dispute Notice, then the remaining Unresolved Matters shall be submitted immediately to CohnReznick LLP, or, if CohnReznick LLP is unable or unwilling to serve, a nationally recognized, independent accounting firm acceptable to Acquiror and Member (in either case, the “Independent Accountant”). The Parties shall instruct the Independent Accountant to render a determination of the applicable dispute on the Unresolved Matters, acting as an expert and not as arbitrator, within thirty (30) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between Member and Acquiror, and any associated engagement fees shall be initially borne 50% by Member and 50% by Acquiror; provided that all such fees shall ultimately be borne by Member and Acquiror in inverse proportion to the portions of the total sums in dispute as to which each such Party ultimately prevails on the matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Independent Accountant shall be borne by the Party incurring such cost and expense. In resolving the Unresolved Matters, the Independent Accountant shall (A) be bound by the provisions of this Section 2.6, (B) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Acquiror or Member, (C) rely solely on the written submissions of the Parties and not conduct an independent investigation and (D) limit its decision to only the Unresolved Matters and to only those adjustments as are necessary for the Closing Statement to comply with the provisions of this Agreement. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than the Unresolved Matters. The determination of the Independent Accountant as to each Unresolved Matter, and as to the total Closing Date Merger Consideration, shall be conclusive and binding upon the Parties for all purposes hereunder and either Party may seek a judgment in a court described in Section 10.10 enforcing the determination.

(iv) The Parties shall, and shall cause their respective independent accountants and their respective Affiliates to, cooperate and assist in the calculation of the Closing Statement and the components thereof, and in the conduct of the review by the Independent Accountant of any Unresolved Matters, including making available (to the extent necessary to resolve the items in dispute and subject to customary confidentiality and indemnity agreements) books, records, work papers and relevant personnel; provided, however, that such independent accountants shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to access to working papers in form and substance reasonably acceptable to such independent accountants.

(v) The “Final Closing Statement” shall be (i) in the event that a Dispute Notice is not delivered by Member to Acquiror prior to the expiration of the Adjustment Review Period, the Closing Statement delivered by Acquiror to Member pursuant to Section 2.6(b)(i), (ii) in the event that a Dispute Notice is delivered by Member to Acquiror prior to the expiration of the Adjustment Review Period and Member and Acquiror are able to agree on all matters set forth in such

Dispute Notice, the Closing Statement delivered by Acquiror to Member pursuant to Section 2.6(b)(iii), as adjusted to reflect the agreement of Acquiror and Member, or (iii) in the event that a Dispute Notice is delivered by Member to Acquiror prior to the expiration of the Adjustment Review Period and Member and Acquiror are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Acquiror to Member pursuant to Section 2.6(b)(i), as adjusted to reflect the agreement of Acquiror and Member regarding any matters on which they did agree, and as adjusted to reflect the determination of the Independent Accountant as to the Unresolved Matters by the Independent Accountant based upon its final determination in accordance with Section 2.6(b)(iii). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.6(b)(v) is hereinafter referred to as the “Determination Date.”

(vi) On the Determination Date, the parties shall calculate the Final Merger Consideration. The “Final Merger Consideration” shall mean (i) the Base Merger Consideration, plus (ii) the Closing Working Capital Adjustment (as set forth in the Final Closing Statement), minus (iii) the Closing Indebtedness (as set forth in the Final Closing Statement), plus (iv) the Closing Cash (as set forth in the Final Closing Statement), minus (v) the Transaction Expenses (as set forth in the Final Closing Statement); Within three (3) Business Days after the Determination Date:

(A) Excess Amount owed to Member: If the Final Merger Consideration exceeds the Estimated Merger Consideration (such amount, the “Excess Amount”), Acquiror or its agent shall deliver to Member an aggregate number of shares of Acquiror Common Stock (rounded up to the nearest whole share) valued at the Measurement Price per share, equal to the Excess Amount, but in no event to exceed $100,000,000 (such shares, the “Adjustment Consideration”).

(B) Deficiency Amount owed to Acquiror: If the Final Merger Consideration is less than Estimated Merger Consideration (the “Deficiency Amount”), then Member shall promptly deliver to Acquiror such number of shares of Acquiror Common Stock (rounded up to the nearest whole share) as is equal to the Deficiency Amount divided by the Measurement Price.

(C) Tax Treatment. Any Adjustment Consideration or Deficiency Amount shall be treated as an adjustment to Merger Consideration for U.S. federal income tax purposes unless otherwise required by a determination within the meaning of Code Section 1313(a)(1) and except to the extent any Adjustment Consideration is required to be treated as interest pursuant to the Code or the Treasury Regulations.

(c) Accounting Procedures. The Estimated Merger Consideration, the Estimated Closing Statement, the Final Merger Consideration, the Closing Statement and the Final Closing Statement and the calculations contained therein shall be determined in accordance with

GAAP. Such calculations shall (A) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (B) be based on facts and circumstances as they exist at the Calculation Time and shall exclude the effect of any act, decision or event occurring after such time (other than any action, decision or event taken by the Company prior to the Effective Time in breach of this Agreement), (C) follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (D) calculate any reserves, accruals or other non-cash expense items on a daily accrual (as opposed to monthly accrual) basis to account for a Calculation Time that occurs on any date other than the last day of a calendar month.

Section 2.7 Organizational Documents.

(a) As of the Effective Time and by virtue of the Merger, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation.

(b) At the Effective Time and by virtue of the Merger, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

Section 2.8 Sole Managing Member. At the Effective Time, Sunnova Energy Corporation, the managing member of Merger Sub, shall be the sole managing member of the Surviving Entity.

Section 2.9 Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Entity, or other persons designated by Acquiror to become officers at the Effective Time, and shall hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.10 Withholding. If Acquiror or an Affiliate is required to withhold taxes from any amounts otherwise payable pursuant to this Agreement or the Earnout Agreement, it may withhold from any payments it is required to make such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any other applicable state, local or foreign applicable Law; provided that each Party and its Affiliates, if applicable, will provide reasonable advanced notice of any such withholding or deduction and shall work with the other Party in good faith to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Earnout Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MEMBER AND COMPANY

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Acquiror by Member concurrently with the execution and delivery of this Agreement (the “Member Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Member Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Member Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent from the face of the Member Disclosure Schedule), Member and Company hereby, jointly and severally, represent and warrant to Acquiror and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization and Related Matters. Each of Member and the Company is a corporation or limited liability company duly incorporated organized, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except as would not reasonably be expected to be material to the Business or the Company. The Company has the requisite corporate or limited liability company power and authority necessary to carry on the Business substantially in the manner as it is now being conducted, to own, lease, use and operate all of its properties and assets and is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.2 Authority; No Violations.

(a) Each of Member, the Company and each Affiliate of the Company has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, and each of Member, Company and their respective Affiliates has all requisite corporate or limited liability company power and authority to execute and deliver the Ancillary Agreements (including the Parent Support and Guaranty Agreement) to which it is or will be a party and each other agreement, document or instrument to be executed and delivered by Member, Company or any of their respective Affiliates pursuant hereto or thereto, and to consummate the Transactions to which it is a party. The execution, delivery and performance by Member and the Company of this Agreement, and Member, the Company and their respective Affiliates of the Ancillary Agreements (including the Parent Support and Guaranty Agreement) and each other agreement, document or instrument to be executed or delivered by Member, the Company or one of their Affiliates pursuant hereto or thereto have been duly and validly authorized by all requisite corporate or limited liability company action of the Member and the Company (or their Affiliates) and no other corporate or limited liability company acts and proceedings on the part of Member or the Company (or their Affiliates) are necessary to authorize such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by Member or the Company (or their Affiliates) and, assuming due authorization, execution and delivery by the other parties thereto constitutes, and each Ancillary Agreement to which the Member or the Company (or their Affiliates) will be a party, when executed and delivered by Member or the Company (or their Affiliates), as applicable (assuming due authorization, execution and delivery by the other parties thereto), shall constitute, a valid, legal and binding agreement of Member or the Company (or their Affiliates), enforceable against Member or the Company (or their Affiliates) in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”).

(b) The Parent Support and Guaranty Agreement has been duly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(c) Assuming the accuracy of the representations and warranties of Acquiror and Merger Sub set forth in Section 4.2(b), no notices to or filings with and no permit, authorization, registration, authorization, consent or approval of any Governmental Authority is necessary to be made or obtained by Member or any of its Affiliates (including the Company) for the execution, delivery or performance by Member or any of its Affiliates (including the Company) of this Agreement or the Ancillary Agreements to which Member or any of its Affiliates (including the Company) is or will be a party or the consummation by Member or any of its Affiliates (including the Company) of the Transactions, except (i) for compliance in all material respects with and filings under the HSR Act, (ii) as set forth on Section 3.2(c) of the Member Disclosure Schedule or (iii) any such notice, filing, permit authorization, consent or approval, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to be material to the Business or Member’s or Company’s or their Affiliates’ ability to consummate the Transactions.

Section 3.3 Non-Contravention. The execution, delivery and performance by the Member or the Company of this Agreement, or Member or the Company (or their Affiliates) of the Ancillary Agreements and each other agreement, document or instrument to be executed and delivered by Member or the Company (or their Affiliates) pursuant hereto or thereto and the consummation by Member and Company of the transactions contemplated hereby or thereby do not (i) violate any provision of the Organizational Documents of Member or the Company, (ii) assuming compliance in all material respects with the matters referred to in Section 3.2(b), violate any applicable Law, (iii) except as listed on Section 3.3 of the Member Disclosure Schedule, require authorization, consent, license, registration, exemption of, approval by, filing with or notice under, conflict with, result in a violation or constitute a breach of or default under (or event that, with or without notice or lapse of time or both, would constitute a breach of or default under), result in the acceleration of, require any notice, consent or waiver under, create in any Person the right to accelerate, terminate, modify or cancel, give rise to any obligation under, or result in the loss of any benefit under, any Material Contract, Business Permit or Order relating to the Company or the Business; or (iv) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.4 Capital Structure; Subsidiaries.

(a) Section 3.4(a) of the Member Disclosure Schedule sets forth a correct and complete list of all of the issued and outstanding, or reserved for issuance, Company Membership Interests. All of the outstanding Company Membership Interests are directly owned of record and beneficially by Member free and clear of all Encumbrances. Member is the sole member of the Company. All of the issued and outstanding Company Membership Interests have been duly authorized and validly issued, are fully paid (to the extent required under the organizational documents of the Company) and non-assessable, and have not been issued in violation of and are not subject to, any preemptive rights, rights of first refusal, rights of first offer or similar rights.

(b) Other than as set forth in Section 3.4(b) of the Member Disclosure Schedule, there are no outstanding securities, options, warrants, calls, or other similar rights, equity commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating the Company to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Company Membership Interests or any other equity interests in the Company or in any of its properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any Company Membership Interests or any other equity interests in the Company or in any of its properties or assets, (ii) giving any Person a right to subscribe for or acquire any Company Membership Interests or any other equity interests in the Company or in any of its properties or assets or (iii) obligating the Company to issue, grant, adopt or enter into any such Equity Right. There are no outstanding restricted shares, restricted share units, stock options, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company.

(c) The Company has no outstanding bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the sole member of the Company on any matter. Except as set forth in Section 3.4(c) of the Member Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(d) The Company has no Subsidiaries. The Company does not, directly or indirectly, own beneficially or of record any equity interest in any Person.

Section 3.5 Financial Statements.

(a) Set forth in Section 3.5 of the Member Disclosure Schedule are true and correct copies of the following combined carveout financial statements of the Company and EAH (collectively, the “Company/EAH Financial Statements”): (i) the unaudited consolidated combined carveout balance sheets of the Company and EAH as of November 30, 2020 and November 30, 2019, the related unaudited statements of income for the fiscal years ended November 30, 2020 and November 30, 2019 and the statement of cash flows for the fiscal year ended November 30, 2020; and (ii) the unaudited combined carveout consolidated balance sheet of the Company and EAH as of January 31, 2021 (the “Balance Sheet Date”), and the related unaudited statement of income for the two-month period ended January 31, 2021.

(b) The Company/EAH Financial Statements (i) have been derived from the books and records of the Company and prepared in accordance with GAAP applied on a consistent basis (but do not have footnotes that would be required by GAAP) and (ii) fairly present, in all material respects, the combined financial condition, assets and liabilities of the Company and EAH as of the dates specified and the results of their operations the periods ended on those dates.

(c) When delivered pursuant to Section 5.19, the Business Financial Statement shall (i) have been derived from the books and records of the Company and prepared in accordance with GAAP applied on a consistent basis and (ii) fairly present, in all material respects, what the assets, liabilities, revenues and expenses of the Company would have been if the assets, liabilities, rights and obligations of the type that were transferred by the Company to EAH on August 31, 2020 had been transferred to EAH on December 1, 2018. Member and its Affiliates (including the Company) have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with the general or specific authorization of the management of Member and its Affiliates (including the Company) and (B) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in conformity with GAAP.

Section 3.6 Undisclosed Liabilities. There are no Liabilities or obligations of the Company (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by GAAP to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP other than (i) as reflected or reserved against on the balance sheet included in the Company/EAH Financial Statements and the Business Financial Statements (including all notes thereto), other than Liabilities or obligations of EAH and its subsidiaries (ii) as were incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (iii) liabilities incurred under, or specifically referred to in, this Agreement or the Ancillary Agreements.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Business and the Company have been operated in the ordinary course of business consistent with past practice, (b) there has not occurred any Business Material Adverse Effect or any development, or combination of developments that has had or would reasonably be expected to have a Business Material Adverse Effect, and (c) no action has been taken which, if taken after the date hereof, would require the consent of Acquiror pursuant to the terms of Section 5.1(a) hereof.

Section 3.8 Material Contracts.

(a) Section 3.8(a) of the Member Disclosure Schedule sets forth a true and complete list of all Material Contracts as of the date hereof. Member has made available to Acquiror true, complete and correct copies of all Material Contracts (including all amendments, supplements or other modifications thereto).

(b) Except as set forth on Section 3.8(b) of the Member Disclosure Schedule, (i) the Company (and each other Affiliate of Member that is a party to such Contract) has performed in all material respects all obligations required to be performed by it under the Material Contracts to which it is a party, (ii) each Material Contract (A) constitutes a valid and binding obligation of the Company (and each other Affiliate of Member that is party to such Contract) and, to the Knowledge of the Company, each other party thereto will as of the Closing constitute a valid and binding obligation of the Company, and (B) is enforceable against the Company (and each other Affiliate of Member that is party to such Contract) and, to the Knowledge of the Company, each other party thereto, and will as of the Closing be enforceable against the Company, except that such enforcement in each case may be limited by the Enforceability Exceptions; (iii) except as would not reasonably be expected to be, individually or in the aggregate, material or materially impair or materially delay the ability of Member or the Company (or their Affiliates) to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transactions, the Company (and each other Affiliate of Member that is party to such Contract) is not (with or without the lapse of time or the giving of notice or both), and at Closing none of the Acquired Entities will be, in breach of or default under any Material Contract and, to the Knowledge of the Company, no third party to any Material Contract (with or without the lapse of time or the giving of notice or both) is in breach or default thereunder. None of Member or any of its Affiliates has waived any of its respective material rights under any Material Contract.

(c) None of Member or its Affiliates has received any notice that any Material Contract is not in full force or effect, or any notice of a dispute with respect to such Material Contract, or that any party to any Material Contract intends to terminate or fail to renew, materially change the terms (whether related to payment, price, rates, costs or fees charged to or payable by or to the Company) or materially reduce the goods or services provided to or by the Company under any of the Material Contracts.

(d) All Projects owned by the Company have not yet been granted permission to operate from the applicable utility.

(e) Except as set forth on Section 3.8(e) of the Member Disclosure Schedule and reflected as Liabilities in the calculation of Closing Date Working Capital for the purpose of the Closing Working Capital Adjustment Amount, all payment obligations of the Company under any Installer Agreement or any Builder Agreement (or any guaranty by or on behalf of the Company) and all repair, replacement or warranty obligations have been fully performed and discharged and no cash amounts remain payable by or on behalf of the Company thereunder (including by right of set off).

Section 3.9 Legal Proceedings; Orders. Except as would not reasonably be expected to be material to the Business or the Company, (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or arising out of or relating to the Business and (b) there is no Order imposed upon the Company or any of its properties, assets or business.

Section 3.10 Compliance with Applicable Laws; Permits.

(a) Since January 1, 2018, the Company is, and has at all times been, in compliance in all material respects with each applicable Law with respect to the Business. Without limiting the foregoing, the Company and each of its Affiliates is, and has at all times been, in compliance with all consumer protection Laws, including (without limitation) Laws governing marketing, consumer solicitations, consumer finance and credit, telemarketing, and e-mail marketing. All data has been collected, stored and used in compliance with all applicable Laws and can be transferred to Acquiror without violation of any such Laws or Privacy Policies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by Member or its

Affiliates of, or a failure on the part of Member or any of its Affiliates to comply with, any Law that is applicable to the Business or the Company. None of Member or its Affiliates has received any written notice (or, to the Knowledge of the Company, other communication) asserting any violation by the Business or the Company of any applicable Law.

(b) Section 3.10(b) of the Member Disclosure Schedule sets forth a complete and accurate list of all Permits required under applicable Law for the operation of the Business in each applicable jurisdiction (including any Permits held in the name of any officer or employee of the Company or its Affiliates and any Permits required to do business with consumers, homebuilders or contractors) (“Business Permits”). Except as disclosed on Section 3.10(b) of the Member Disclosure Schedule, the Company holds all Business Permits in its name. Each Business Permit is valid and in good standing and is in full force and effect. Since January 1, 2018, the Company has been in compliance in all material respects with the terms and requirements of each Business Permit. There are no Proceedings pending or, to the Knowledge of the Company, threatened, regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any Business Permit or (ii) any actual or potential withdrawal, suspension, cancellation, termination, modification or revocation of any Business Permit.

(c) The operations of the Company and the Business are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Authority alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of its Subsidiaries is pending or, to the Knowledge of Company, threatened. None of the Company or any of its Subsidiaries, nor, to the Knowledge of Company, any of their respective directors, officers, agents, employees or any other Persons acting on behalf of the Company or any of its Subsidiaries has (i) violated the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar foreign or state legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any export restrictions, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations.

Section 3.11 Regulatory Status.

(a) The Company (i) is not subject to rate, financial, or organizational regulation as a “public utility” or “public services company” (or similar designation), including (without limitation) with respect to securities issuances or capital structure, by any Governmental Authority and (ii) has not filed, and does not have on file any rate schedule with FERC. Each PV System (including any work in progress) owned or operated by the Company is a “qualifying small power production facility” as that terms is defined in the Public Utility Regulatory Policies Act of 1978, Section 3(17)(C) of the Federal Power Act, and 18 C.F.R. §§ 292.203 and 292.204 (such “qualifying small power production facility,” a “QF”). Each PV System is exempt from FERC’s QF filing requirements pursuant 18 C.F.R. § 292.203(d)(1); provided, however, that for any PV

System that exceeds 1 MW, whether alone or by operation of the “one mile” method of calculation set forth in 18 C.F.R. § 292.204(a)(2) and interpreted in accordance with applicable FERC orders, all notices and other filings with FERC (including Form No. 556) required to be filed by the Company or the Business have been duly and timely filed, and all such filings are true, correct and complete in all respects and, to the Knowledge of Company, no other filing is required to be filed with FERC with respect to any PV System, Energy Storage System or related Customer Agreement by the Company or the Business (for itself or on behalf of any other Person) that has not been made. Section 3.11(a) of the Member Disclosure Schedule sets forth a true and complete list of all PV Systems that exceed 1 MW, whether alone or by operation of the “one mile” method of calculation.

(b) The Company is not required to be registered, licensed or qualified as a bank, financial institution, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker, except where the failure to be registered, licensed or qualified would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.12 Environmental Matters. Except as have not had and would not reasonably be expected to have a Business Material Adverse Effect: (i) the Company is not, and since January 1, 2018 has not been, in violation of any applicable Environmental Law; (ii) the Company has all Permits required under any applicable Environmental Laws for the operation of its business as currently conducted or for the occupancy of the Leased Real Property as currently occupied (collectively, the “Environmental Permits”) and is, and has been since January 1, 2018, in compliance with the requirements of such Environmental Permits; (iii) the Company has not received written notice that any such Environmental Permits are not validly issued and in full force and effect or that there are any Proceedings, inquiries or reviews pending or, to the Knowledge of Company, threatened to challenge, modify, revoke or terminate any such Environmental Permits, (iv) the Company has not received any written notice of any pending or has been threatened Proceedings under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against the Company and (v) there has been no release or disposal of, no contamination by, and no exposure of any Person to, any Hazardous Materials so as to give rise to any Liability under Environmental Laws for the Company.

Section 3.13 Warranties; Recalls. Other than direct warranties provided by the Company to buyers of PV Systems in the standard form agreements of the Company previously made available to Acquiror, all rights under each manufacturer’s warranty in respect of all panels, modules, inverters, batteries and other inventory or equipment installed or to be installed as part of any PV System or Energy Storage System by the Company or that the Company is or will be obligated to maintain, repair or replace under the MSA or any other Contract are directly held by the Company and the Company has all contractual and other rights necessary in order of the Company to file a claim under each such manufacturer’s warranty. No meter installed or to be installed as part of any PV System or Energy Storage System by the Company or that the Company is or will be obligated to maintain, repair or replace under the MSA or any other Contract are required to be revenue grade. To the Knowledge of the Company, (i) no products or services marketed, leased, licensed, installed and/or sold by or on behalf of the Company have been the subject of any recall and (ii) there are no pending voluntary recalls and no pending or threatened claims seeking the recall, withdrawal, suspension or seizure of any such products or services.

Section 3.14 Insurance. Most of the insurance that covers the Company is maintained by Affiliates of the Company, and will not insure the Company after the Effective Time of the Merger. Section 3.14 of the Member Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the Business, or the Company’s assets or liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business and the Company, a list of all pending claims and the claims history for Member and its Affiliates since January 1, 2018. There are no claims related to the Business, the Company, the Business Assets or the Liabilities included in the Business Obligations that will be pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. True and complete copies of the Insurance Policies have been made available to Acquiror. Since January 1, 2018, the Company has been continuously insured (no lapse in coverage) with financially responsible insurers, each Insurance Policy and bond covering the Business, the Company, the Business Assets, the Business Obligations, or the Business Employees is in full force and effect and enforceable in accordance with their terms, all premiums due and payable thereon have been paid and, in in the past twelve (12) months from the date hereof, the Company has not received written notice from any insurer or agent of any intent to terminate, cancel, increase the premiums of or alter coverage under any such Insurance Policy or bond. None of the Company nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The total insurance coverage of the Company is of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and is sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound or which otherwise relates to the Business.

Section 3.15 Labor Matters.

(a) Section 3.15(a) of the Member Disclosure Schedule sets forth a true, complete and accurate list as of the date hereof of each current Business Employee, with such list indicating such Business Employees’ rate of base salary or hourly wage compensation, target bonus opportunity, total annual compensation (including incentive and similar compensation), job title, job location, beginning service date or hire date, period of service recognized by each Employee Plan (if applicable), and whether such Business Employee is on active status or on leave of absence, whether short-term, family, parental, short-term disability, paid, unpaid or other leave, and projected return date, if any. The Company (i) has no employees, (ii) has never employed any employees and (iii) does not maintain, sponsor or contribute to and could not incur any liability under any employment agreement, consulting agreement, Collective Bargaining Agreement, Employee Plan or any other policy or agreement for the remuneration of employees.

(b) Except as set forth in Section 3.15(b) of the Member Disclosure Schedule, (i) none of Member or any of its Affiliates is a party, bound, or subject to any Collective Bargaining Agreement, works council agreement, labor union contracts, trade union agreement or other similar agreement (each a “Collective Bargaining Agreement”) with any union, works council, employee representative body or labor organization (each a “Union” and collectively “Unions”) that relates to any Business Employees; (ii) since January 1, 2018, no Union has represented any Business Employees in connection with the Business, and, to the Knowledge of Company, no other organization is attempting to organize any Business Employees or has made a demand or petition for recognition or certification; (iii) as of the date of this Agreement and since January 1, 2018, there are no material grievances or unfair labor practice charges involving any Business Employee pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge, grievance or potential charge involving any Business Employee been filed; (iv) as of the date of this Agreement and since January 1, 2018, there have been no actual or threatened lockouts, strikes, boycotts, handbilling, picketing, walkouts, demonstrations, leafletting, sit-ins, sick-outs, slowdowns, work stoppage or other forms of labor disruption with respect to the Business; (v) all Business Employees have been paid in full all wages, salaries, commissions, bonuses, benefits and other compensation to the extent due and payable to such Business Employees in connection with the Business.

(c) Each of the Member and its Affiliates (including the Company) is in compliance in all material respects with all Laws relating to the employment of labor with respect to the Business Employees, including all such Laws relating to wages, hours, WARN, Cal-WARN and any similar state or local “mass layoff” or “plant closing” Law, employment practices, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation Law, terms and conditions of employment, wages and hours, and the collection and payment of withholding and/or social security taxes and any similar Tax. As of the date of this Agreement, the Company is not subject to any obligations or liabilities under WARN, Cal-WARN or any similar Laws. Each Business Employee or independent contractor in connection with the Business is, and since January 1, 2018, each Business Employee has been at all times, properly classified and treated as an employee or independent contractor under applicable Law and Member and its Affiliates have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Laws in connection with the Business. Each Business Employee has been properly classified as “exempt” or “non-exempt” under applicable Law. Without limitation to the foregoing, the Member and each Affiliate (including the Company) is in compliance, in all material respects, with all Laws relating to their respective employment or engagement of (or termination of employment or engagement of) Business Employees and Business contractors, including payroll, wages, compensation, wage and hour laws and all laws relating to overtime, meal and rest periods, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, affirmative action, equal employment opportunity, immigration, safety, workers’ compensation claims, unemployment benefits or other benefits, in each case with respect to each Business Employee.

(d) To the Knowledge of the Company, since January 1, 2018, none of Member or any of its Affiliates has received any written notice or similar communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours with respect to any Business Employee or independent contractor of the Business, except in each case, where such actual, alleged or potential violation or failure to comply, individually or in the aggregate, would not be material to the Business or the Company. To the Knowledge of the

Company, since January 1, 2018, there have not been any allegations of sexual harassment or misconduct pending or threatened against any Business Employee or any officer, manager or executive of the Company.

(e) Set forth on Section 3.15(e) of the Member Disclosure Schedule is a list of all workers’ compensation liabilities and obligations with respect to the Business Employees or any former employees of the Company.

Section 3.16 ERISA.

(a) Section 3.16(a) of the Member Disclosure Schedule lists each Plan covering any Business Employees, in each case, to which Member, the Company or any Affiliate thereof, is on the date hereof required to contribute, or which Member, the Company or any Affiliate thereof, on the date hereof sponsors for the benefit of the Business Employees, or under which any Business Employees (or their beneficiaries) are on the date hereof eligible to receive benefits (hereafter “Employee Plans”). With respect to each Employee Plan, Member has provided or made available to Acquiror copies of each of the following documents, as applicable: (i) a copy of the plan document (including all amendments thereto); (ii) a copy of the most recent summary plan description and any current summary of material modifications; (iii) a copy of the most recent annual report; (iv) the most recent determination letter received from the Internal Revenue Service; (v) the most recent actuarial report and related financial statements with respect thereto; and (vi) copies of any written correspondence with the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation (“PBGC”) received in the prior three years regarding audits or noncompliance with the Code or ERISA.

(b) All Employee Plans have been documented and operated in all material respects in accordance with the provisions of ERISA, the Code and other applicable Law and the rules and regulations promulgated thereunder to the extent that ERISA, the Code and other applicable Law and such rules and regulations apply. Except as set forth on Section 3.16(b) of the Member Disclosure Schedule, none of Member, the Company or any ERISA Affiliate thereof currently or has ever maintained, sponsored, participated in or contributed to an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, the minimum funding requirements of Section 412 of the Code, a “multiple employer welfare arrangement” under Section 3(40) of ERISA or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. Except as set forth on Section 3.16(b) of the Member Disclosure Schedule, none of Member, the Company or any of ERISA Affiliate thereof currently or has within the past six (6) years, maintained, sponsored, participated in or contributed to or incurred any liability with respect to any Multiemployer Plan.

(c) All Employee Plans contributed to by the Company or any ERISA Affiliate intended to be qualified under Section 401 of the Code have filed for or received a favorable determination letter or relies on an opinion letter with respect to such qualified status from the IRS. The determination letter, if applicable, for each such Employee Plan remains in effect, and nothing has occurred since the issuance of such letter that could reasonably be expected to adversely affect the effectiveness of such letter. None of Member, the Company or any ERISA Affiliate thereof has engaged in a transaction with respect to any Employee Plan for which they would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.

(d) None of Member, the Company or any Affiliate thereof has any liability or obligation under any Employee Plan to provide any welfare or other similar benefits after termination of employment to any employee or dependent other than as required by COBRA or similar state law. The requirements of COBRA have been met in all material respects with respect to each Employee Plan subject to COBRA.

(e) Except as set forth on Section 3.16(e) of the Member Disclosure Schedule, none of the execution, delivery and performance by Member and the Company (and their Affiliates) of this Agreement, the Ancillary Agreements and each other agreement, document or instrument to be executed and delivered by Member, the Company or an Affiliate thereof pursuant hereto or thereto and the consummation by Member and the Company of the transactions contemplated hereby or thereby (either alone or together with any other event) will (i) entitle any Business Employees to any material compensatory payment or benefit, including but not limited to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Employee Plans, (iii) obligate Acquiror or any of its Affiliates (including, after the Closing, the Company) to continue any of the Employee Plans, (iv) result in the payment of any amount that would, individually or in combination with any other payment, not be deductible as a result of Section 280G of the Code or (v) result in any breach or violation of, or a default under, any of the Employee Plans.

Section 3.17 Taxes.

(a) All income and other material Tax Returns required to be filed by the Company have been duly and timely filed, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown as due on such Tax Returns) required to be paid with respect to, or that could give rise to an Encumbrance, other than a Permitted Encumbrance, on the assets of, the Company have been duly and timely paid. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Company, all Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any Business Employee, independent contractor, creditor, equity holder, customer or other third party for Taxes have been duly and timely withheld or collected, and such withheld or collected Taxes have been either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the Company.

(b) (i) There are no agreements or consents (or pending requests therefor) waiving or extending the statute of limitations or the period of assessment or collection of any Taxes of the Company, and no power of attorney with respect to the Company has been filed or entered into with any Governmental Authority; (ii) no Tax Returns of the Company are under audit, examination or investigation by any Governmental Authority, and no such audit, examination or investigation is pending or has been threatened, proposed (tentatively or definitely) or contemplated; and (iii) no Governmental Authority has asserted any deficiency, adjustment or claim with respect to Taxes against the Company.

(c) The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. applicable Law), (ii) is not, and has not been, a member of any affiliated, consolidated, combined or unitary group (other than a group the common parent of which was or is Member or Parent) for purposes of filing Tax Returns, (iii) has no liability for the Taxes of any Person (other than a member of a group the common parent of which was or is Member or Parent) by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. applicable Law), contract, assumption, transferee or successor liability, operation of law or otherwise and (iv) is not a party to and is not subject to or bound by and has no obligation under any contract or agreement relating to the sharing, allocation, reimbursement or payment of, or indemnity for, any Taxes or similar agreement, arrangement or understanding.

(d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition or intercompany transaction made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. applicable Law) executed on or before the Closing Date.

(e) No claim has been made by any Governmental Authority in a jurisdiction where the Company has not filed a Tax Return of a type that it is or may be subject to Taxes of such type by such jurisdiction.

(f) There are no Encumbrances for Taxes upon the assets of the Company, other than Permitted Encumbrances.

(g) The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) The Company has delivered or made available to Acquiror complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company (and any predecessor thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors thereof).

(i) The Company has not been a party to a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) The Company (i) has not engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous provision of law and (ii) does not have any “excess loss accounts” in respect of the stock of any subsidiary pursuant to Treasury Regulations Section 1.1502-19 or any analogous provision of law.

(k) Neither Member nor the Company is aware of any fact or circumstance relating to Parent, Member or the Company that could reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

(l) The Company has complied with the requirements for each Tax exemption, Tax Holiday, or other Tax reduction agreement from which the Company has benefited.

Notwithstanding anything to the contrary in this Agreement, neither Member nor the Company makes any representation or warranty, or provides any other assurance, (i) with respect to Taxes, other than the representations in Section 3.16, this Section 3.17 and Section 3.18; and (ii) with respect to the availability after the Closing Date of any net operating loss carryovers, net capital loss carryovers, tax basis, credits, or similar Tax items of any Person, other than the representations in Section 3.18.

Section 3.18 Safe Harbor Equipment.

(a) Section 3.18(a) of the Member Disclosure Schedule sets forth (i) an itemized list of all equipment to be included in Closing Inventory at the Calculation Time that (A) is owned by Member and its Affiliates, (B) qualifies as “energy property” within the meaning of Section 48(a) of the Code, (C) is not and has not been “placed in service” within the meaning of the Code, (D) is not used property, and (E) is not and has not been installed in a PV System or Energy Storage System (such equipment described in clauses (i)(A)-(E), the “Safe Harbor Equipment”), (ii) amounts incurred (within the meaning of Section 5 of the IRS Notice) on or after January 1, 2019, and on or before December 31, 2019, for each item of Safe Harbor Equipment (including the date of title transfer, delivery and acceptance of such Safe Harbor Equipment), which amounts (A) are the only amounts paid or incurred with respect to such Safe Harbor Equipment and (B) the Company is properly permitted to take into account (including after the Closing Date) as and when incurred by Member or its Affiliates for all purposes of the IRS Notice and Section 48(a) of the Code, (iii) final serial numbers for each item of Safe Harbor Equipment; and (iv) the location of each item of Safe Harbor Equipment (by final serial number). All information contained in Section 3.18(a) of the Member Disclosure Schedule, is true, correct and complete.

(b) Section 3.18(b) of the Member Disclosure Schedule contains copies or other evidence of all agreements (written or oral), invoices, purchase orders, payment acknowledgements, delivery receipts, and other documents that evidence or otherwise relate to the “amount incurred” for the Safe Harbor Equipment and the segregation and storage arrangements described in Section 3.18(a) of the Member Disclosure Schedule, and all such documents or other evidence, as well as all other information contained in Section 3.18(b) of the Member Disclosure Schedule, is true, correct and complete.

Section 3.19 Intellectual Property; Privacy and Data Security.

(a) Section 3.19(a) of the Member Disclosure Schedule sets forth a list that identifies, as of the date hereof, (i) Intellectual Property registrations and applications owned by the Company and (ii) unregistered Trademarks that are material to the Business or the Company, in each case as of the date hereof.

(b) Except as set forth in (b)Section 3.19(b) of the Member Disclosure Schedule or as have not had and would not reasonably be expected to have a Business Material Adverse Effect, (i) each item in Section 3.19(a) of the Member Disclosure Schedule is owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances, and such items are subsisting and unexpired, and to the Knowledge of Company, valid and enforceable, (ii) to the Knowledge of Company, the operation of the Business since January 1, 2018 has not infringed and does not infringe, violate or misappropriate (“Infringe”) any Intellectual Property of third Persons, (iii) when the Business is conducted in substantially the same manner by the Company and Acquiror following the Closing, will not Infringe any Intellectual Property of any third Parson, (iv) no Person is Infringing any Intellectual Property owned by the Company and (v) no claims are pending (or to the Knowledge of Company, threatened) against Member or its Affiliates (including the Company) alleging that the Business Infringes the Intellectual Property of any third Person.

(c) The Company is in compliance with applicable (1) Privacy Laws (2) contractual obligations with respect to the foregoing, and (iii) privacy policies of each member of the Company provided to customers with respect to the foregoing. The Company, in compliance with applicable Laws, uses industry standard practices to protect the security of trade secrets and the personal information that it collects and stores in the operation of the Business, and there have been no material breaches or unauthorized accesses to same, other than those that were resolved without material cost or liability or the duty to notify any third person or governmental authority.

(d) The Company, in compliance with applicable Laws, has implemented and maintains industry standard information security programs and commercially reasonably physical, technical and administrative safeguards, in each case, designed to protect the security, confidentiality, integrity and availability of Personal Data, and their systems, networks or information technology that store, transmit or otherwise process Personal Data. The Company and the Business are in compliance with each of the following: (i) all applicable Privacy Laws, (ii) all Privacy Policies, (iii) Contracts (or portions thereof) concerning the Company’s or the Business’s collection, use, storage, deletion, disclosure or other processing (“Processing”) of Personal Data by the Business and (iv) all rules of self-regulatory, industry or other organizations in which Member or any of its Affiliates is a member relating to Personal Data, with which the Business is required to comply by virtue of such membership (clauses (ii), (iii) and (iv) being hereinafter referred to as “Privacy Agreements”). Member has delivered or made available to Acquiror accurate and complete copies of all material current Privacy Agreements of the Business. Each of Member, its Affiliates, installers and other vendors, or other Persons whose relationship with the Company involves the Processing of Personal Data on behalf of the Business are subject to obligations that require such Persons to protect such Personal Data in a manner consistent with the Company’s and the Business’s obligations in the Privacy Agreements and in compliance in all material respects with Privacy Laws. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements will result in any material violation of any Privacy Agreements or Privacy Laws relating to Personal Data of the Business. Since January 1, 2018, there have not been any incidents involving (x) security breaches of, or unauthorized access to, any systems, networks or information technology of the Company or the Business that store, transmit or maintain Personal Data or (y) the accidental or unlawful loss of or damage to, or unauthorized access to or use, acquisition, modification or disclosure of, any confidential or Personal Data in the Company’s or the Business’s custody or control, including any such incident requiring notification to any Person under Company Privacy Requirements. Since January 1, 2018, there have not been any complaints or written notices to Member or its Affiliates (including the Company) or audits, proceedings or investigations conducted or claims asserted in writing by any Person or governmental authority regarding alleged unauthorized or unlawful collection, use, storage, retention, processing, transfer, disclosure, sharing, disposal or destruction of any Personal Data, or any violation of applicable Law, by the Business or the Company, or any unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Personal Data in the possession, custody or control of the Business or the Company.

Section 3.20 Real Property. The Company does not own any real property. Section 3.20 of the Member Disclosure Schedule sets forth the address of each Leased Real Property for which the Company has made in the prior fiscal year or expects to make in the current fiscal year payments in excess of $100,000 (such Leased Real Property, the “Material Leased Real Property”) and a true and complete list of all Leases for each such Material Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to the Acquiror a true and complete copy of each Lease relating to such Material Leased Real Property. The Leased Real Property identified in Section 3.20 of the Member Disclosure Schedule comprises all of the material real property used in Business. Except as have not had and would not reasonably be expected to have a Business Material Adverse Effect, (A) each Lease under which the Business or the Company uses or occupies or has the right to use or occupy any Leased Real Property identified in Section 3.20 of the Member Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect, (ii) the Company is currently subsisting, licensing, or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof and (iii) no uncured default of a material nature on the part of the Company or, to the Knowledge of Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Lease.

Section 3.21 Assets of the Company.

(a) At the Closing Date, the Company will have good and valid title to all of the Business Assets free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has good and valid title to, or has a good and valid leasehold interest in, all items of personal property reflected on the most recent balance sheet included in the Company/EAH Financial Statements (other than those assets owned by EAH and its Subsidiaries) or the Business Financial Statements or acquired after the Balance Sheet Date and prior to the date hereof, except assets disposed of in the ordinary course of business, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All equipment owned or leased by the Company is in good operating condition and repair, subject to normal wear and tear and except as would not materially affect the current operations of the Company or the Business.

(b) Section 3.21(b) of the Member Disclosure Schedule contains an itemized list as of the date of this Agreement of all inventory of the Company, including all Safe Harbor Equipment (all of which is held by the Company as “inventory” and not as “equipment” under GAAP) (the “Inventory Statement”). All inventory of the Company (including all Closing Inventory) is merchantable and fit for the purpose for which it was procured or manufactured and is free from damage or defect (patent and latent), except for obsolete items and items of below-standard quality that have been written-off or written-down to net realizable value as of the most recent consolidated balance sheet in accordance with GAAP and will be excluded from the calculation of Closing Inventory. The Company inventory levels (including Closing Inventory) are in such amounts as are required in the ordinary course of the Business, and such inventory levels are adequate therefor. Other than in the ordinary course of the Business, there has been no material change in Member’s or its Affiliates’ valuation standards or methods with respect to inventory (including the Closing Inventory) in the three years preceding the date hereof. The Company holds no items of inventory (including Closing Inventory) on consignment from other Persons.

(c) The Company owns, holds or has the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties, claims and rights, whether tangible or intangible, whether personal, real or mixed, wherever located, that are used or held for use in the Business, and are necessary for and sufficient to conduct the Business following the Closing substantially in the same manner as it is currently conducted by Member and its Affiliates.

Section 3.22 Arrangements with Affiliates.

(a) Except with respect to Organizational Documents of the Company and reorganizing documents of the Company listed in Section 3.8(a) of the Member Disclosure Schedule, Section 3.22(a) of the Member Disclosure Schedule lists (i) all written Contracts to which the Company, on the one hand, and Member or any of its Affiliates (other than the Company), on the other hand, are parties or are otherwise bound and (ii) all non-contractual arrangements between the Company, on the one hand, and Member or any of its Affiliates, on the other hand, relating to matters involving the Business and any other matters (collectively, the “Affiliate Contracts”). A true, correct and complete copy or description of each Affiliate Contract has been made available to Acquiror prior to the date hereof.

(b) Section 3.22(b) of the Member Disclosure Schedule sets forth a schedule of all administrative and operational services that Parent or any of its Affiliates currently provide, or have provided within the past 6 months, to the Business without charge.

Section 3.23 Investment Decision. Member is an “accredited investor” as defined in Regulation D of the Securities Act, is able to bear the economic risk of its investment in the Acquiror Common Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the Acquiror Common Stock. Member is acquiring such Acquiror Common Stock for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Acquiror Common Stock. Member acknowledges that the Acquiror Common Stock has not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Acquiror Common Stock may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance in all material respects with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 3.24 No Broker. No broker, finder, financial advisor, investment banker or other Person has acted for or on behalf of, or is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission from, Acquiror or its Affiliates (including after the Closing, the Company) in connection with the Merger, the Transactions or any of the other transaction contemplated by this Agreement or the Ancillary Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except (a) as set forth in the Acquiror SEC Reports furnished or filed with the SEC and publicly available prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) or (b) as set forth in a correspondingly labeled section of the written disclosure schedule delivered to the Company by Acquiror concurrently with the execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Acquiror Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent from the face of the Acquiror Disclosure Schedule), Acquiror and Merger Sub hereby, jointly and severally, represent and warrant to Member as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Related Matters. Each of Acquiror, Acquiror OpCo and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, except as would not reasonably be expected to be material to Acquiror, Merger Sub or Acquiror OpCo. Each of Acquiror, Merger Sub and Acquiror OpCo has the requisite corporate or limited liability company power and authority necessary to carry on its business substantially in the manner as it is now being conducted, to own, lease and operate all of its properties and assets and is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to be material to Acquiror, Acquiror OpCo or Merger Sub.

Section 4.2 Authority; No Violation.

(a) Each of Acquiror, Acquiror OpCo and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is or will be a party and each other agreement, document or instrument to be executed and delivered by Acquiror, Acquiror OpCo or Merger Sub pursuant hereto or thereto, and to consummate the Transactions. The execution, delivery and performance by Acquiror, Acquiror OpCo or Merger Sub of this Agreement, the Ancillary Agreements and each other agreement, document or instrument to be executed or delivered by Acquiror, Acquiror OpCo or Merger Sub pursuant hereto or thereto have been duly and validly authorized by all requisite corporate or limited liability company action of Acquiror, Acquiror OpCo or Merger Sub and no other corporate or limited liability company acts or proceedings on the part of Acquiror, Acquiror OpCo or Merger Sub (or their Affiliates) are necessary to authorize such execution, deliver or performance. This Agreement has been duly and validly executed and delivered by Acquiror, Acquiror OpCo and Merger Sub, as the case may be, and, assuming due authorization, execution and delivery by the other parties thereto constitutes, and each Ancillary Agreement to which Acquiror, Acquiror OpCo and Merger Sub will be a party, when executed and delivered by Acquiror or Merger Sub, as the case may be (assuming due authorization, execution and delivery by the other parties thereto), shall constitute, a valid, legal and binding agreement of Acquiror, Acquiror OpCo or Merger Sub, as the case may be enforceable against Acquiror, Acquiror OpCo and Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming the accuracy of the representations and warranties of Member and the Company set forth in Section 3.2(b), no notices to or filings with and no permit, authorization, registration, consent or approval of any Governmental Authority is necessary to be made or obtained by Acquiror, Acquiror OpCo or Merger Sub or any of their Affiliates for the execution, delivery or performance by Acquiror, Acquiror OpCo or Merger Sub, as the case may be, of this Agreement or the Ancillary Agreements to which Acquiror, Acquiror OpCo or Merger Sub is a party or the consummation by Acquiror, Acquiror OpCo or Merger Sub of the Transactions, except (i) for such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “blue sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement, and notice to and approval of the listing of such Acquiror Common Stock on the NYSE, (ii) for compliance with and filings under the HSR Act and (iii) the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c) No vote of the holders of any class or series of capital stock of Acquiror is necessary to approve this Agreement or to authorize the Merger or the issuance of Acquiror Common Stock as contemplated by this Agreement or otherwise to consummate the Transaction.

Section 4.3 Non-Contravention. The execution, delivery and performance by Acquiror, Acquiror OpCo or Merger Sub of this Agreement, the Ancillary Agreements and each other agreement, document or instrument to be executed and delivered by Acquiror, Acquiror OpCo or Merger Sub pursuant hereto or thereto and the consummation by Acquiror, Acquiror OpCo or Merger Sub of the transactions contemplated hereby or thereby do not (a) violate any provision of the Organizational Documents of Acquiror, Acquiror OpCo or Merger Sub, (b) assuming compliance with the matters referred to in Section 4.2(b), violate any applicable Law, (c) require authorization, consent, license, registration, exemption of, approval by, filing with or notice under, conflict with, result in a violation or constitute a breach of or default under (or event that, with or without notice or lapse of time or both, would constitute a breach of or default under), result in the acceleration of, require any notice, consent or waiver under, create in any Person the right to accelerate, terminate, modify or cancel, give rise to any obligation under, or result in the loss of any benefit under, any material Contract of Acquiror, Acquiror OpCo or Merger Sub or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of Acquiror, Acquiror OpCo or Merger Sub, except, in the case of clauses (b), (c) and (d), as have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.4 Capital Structure; Subsidiaries.

(a) The authorized capital stock of Acquiror consists of 1,000,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 105,882,114 shares of Acquiror Common Stock are issued and outstanding and no shares of preferred stock of Acquiror are issued and outstanding. Except as set forth in Section 4.4(a) of the Acquiror Disclosure Schedule, since the close of business on December 31, 2020 through the date hereof, Acquiror has not issued any Acquiror Common Stock, preferred stock, or other equity securities, or any securities convertible into, or exchangeable or exercisable for, any shares of Acquiror Common Stock, preferred stock or other equity securities. All of the issued and outstanding shares of capital stock of Acquiror have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of and are not subject to, any preemptive rights, rights of first refusal, rights of first offer or similar rights.

(b) Except as set forth in Section 4.4(b) of the Acquiror Disclosure Schedule, there are no Equity Rights (i) obligating Acquiror or any of its Subsidiaries to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any shares of capital stock or any other equity interests in Acquiror or any of its properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any shares of capital stock or any other equity interests in Acquiror or any of its Subsidiaries or in any of their respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any shares of capital stock or any other equity interests in Acquiror or in any of its properties or assets or (iii) obligating Acquiror to issue, grant, adopt or enter into any such Equity Right. Except as set forth in Section 4.4(b) of the Acquiror Disclosure Schedule, there are no outstanding restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by Acquiror or its Subsidiaries.

(c) Acquiror has no outstanding bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Acquiror on any matter. Acquiror does not have a stockholder rights plan, “poison pill” or similar arrangement that is currently effective or will be effective on the Closing Date. Except as set forth in Section 4.4(c) of the Acquiror Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which Acquiror is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Acquiror.

(d) Except as shown in Section 4.4(d) of the Acquiror Disclosure Schedule, Acquiror has no subsidiaries that constitute “significant subsidiaries” (as such term is defined under Rule 1-02(w) of the Exchange Act) as of the date of this Agreement.

Section 4.5 Authorization of Consideration. The shares of Acquiror Common Stock issuable as Base Merger Consideration or Adjustment Consideration or issuable as provided in the Earnout Agreement all have been duly authorized and, when issued in accordance with the terms of this Agreement or the Earnout Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances, other than those set forth in Section 5.10.

Section 4.6 SEC Reports; Financial Statements.

(a) Since July 22, 2019, Acquiror has timely filed to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC (such documents and other any documents filed by Acquiror with the SEC, as may have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, and also including those filed or furnished subsequent to the date hereof, collectively, the “Acquiror SEC Reports”). As of their respective filing dates (or, if supplemented, amended or superseded since the time of filing, as of the date of the most recent supplement, amendment or superseding filing), (i) none of the Acquiror SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) each of the Acquiror SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date of any such filing.

(b) The audited consolidated financial statements of Acquiror (including all notes thereto) included in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Acquiror and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Acquiror and its subsidiaries (including any related notes thereto) for all interim periods included in Acquiror’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2020 and included in the Acquiror SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of Acquiror and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c) Acquiror maintains disclosure controls and procedures and a system of internal control over financial reporting that meet the requirements of Rule 13a-15 under the Exchange Act. Since July 22, 2019, Acquiror’s principal executive officer and its principal financial officer have disclosed, based on their most recent quarterly evaluation of internal control over financial reporting, to Acquiror’s auditors and the audit committee of the board of directors of Acquiror all significant deficiencies or material weaknesses in the design or operation of Acquiror’s internal controls over financial reporting that are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information, if any.

Section 4.7 Undisclosed Liabilities. Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of Acquiror contained in

Acquiror’s quarterly report on Form 10-Q for the period ended September 30, 2020 or (ii) as were incurred in the ordinary course of business consistent with past practice since September 30, 2020, or (iii) Liabilities incurred under this Agreement or the Ancillary Agreements, neither Acquiror nor any of its Subsidiaries has any Liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by GAAP to be reflected on, or reserved against in, a consolidated balance sheet of Acquiror and its Subsidiaries as of the date of this Agreement or in the notes thereto prepared in accordance with GAAP.

Section 4.8 Absence of Certain Changes. Since September 30, 2020, there has not occurred any event or occurrence that has had an Acquiror Material Adverse Effect or any development, or combination of developments that has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.9 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Acquiror, threatened against or relating to Acquiror or Merger Sub or any Subsidiaries of Acquiror or any of their respective properties, assets or businesses, other than Proceedings that if resolved against Acquiror to the fullest extent that is reasonably possible, would not, in aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.10 Compliance with Applicable Law; Permits.

(a) Acquiror and each of its Subsidiaries is, and at all times since January 1, 2018, has been, in compliance in all material respects with, all applicable Laws. None of Acquiror or any of its Subsidiaries has received any written notice (or to the Knowledge of Acquiror, other communication) asserting any violation by Acquiror or any of its Subsidiaries of any Laws, other than violations that in aggregate have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) Acquiror and its Subsidiaries hold all Permits that are required by applicable Law to enable Acquiror and its Subsidiaries to conduct their businesses as they are being conducted at the date of this Agreement, other than Permits the absence of which would not in aggregate have an Acquiror Material Adverse Effect, and there is no Proceeding pending, or to the knowledge of Acquiror, threatened, in which any governmental agency is seeking to terminate or limit any Permit held by Acquiror or its Subsidiaries the termination or limitation of which would have an Acquiror Material Adverse Effect.

(c) The operations of Acquiror and its Subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by OFAC, and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Authority alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of its Subsidiaries is pending or, to the Knowledge of Acquiror, threatened. None of the Acquiror or any of its Subsidiaries, nor, to the Knowledge of Acquiror, any of their respective directors, officers, agents, employees or any other Persons acting on behalf of Acquiror or any of its Subsidiaries has (i) violated the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar foreign or state legal requirement or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any restrictions, anti-terrorism Laws or regulations, anti-boycott regulations or embargo regulations.

Section 4.11 Taxes.

(a) Merger Sub is, and has at all times since its formation been, classified as an entity disregarded as separate from Acquiror OpCo for U.S. federal income tax purposes. Acquiror OpCo is classified as a corporation for U.S. federal income tax purposes. Acquiror is the “controlling corporation” with respect to Acquiror OpCo (within the meaning of Section 368(a)(2)(D) of the Code).

(b) None of Acquiror, Acquiror OpCo, or Merger Sub is aware of any fact or circumstance relating to Acquiror, Acquiror OpCo or Merger Sub that could reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

Section 4.12 Intellectual Property; Privacy and Data Security.

(a) Except as have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect (i) all the Intellectual Property that is material to the activities conducted by Acquiror or any of its Subsidiaries is owned by Acquiror or a Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances, or used under a valid and currently effective license from the owner of the Intellectual Property, (ii) the Intellectual Property that is material to the activities conducted by to the Knowledge of Acquiror, the businesses being conducted by Acquiror or its Subsidiaries do not, and have not, Infringed any Intellectual Property of third Persons, and (ii) no claims are pending (or to the Knowledge of Acquiror, threatened) against Acquiror or any of its Subsidiaries alleging it is Infringing the Intellectual Property of any third Person.

(b) Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries are in compliance with applicable (i) Privacy Laws, (ii) contractual obligations with respect to the foregoing, and (iii) privacy policies provided to customers with respect to the foregoing. Acquiror and its Subsidiaries are in compliance with applicable Laws, use industry standard practices to protect the security of personal information that they collect and store in the operation of their businesses, and there have been no material breaches or unauthorized accesses to same, other than those that were resolved without material cost or liability or the duty to notify any third person or Governmental Authority.

(c) Since January 1, 2018, there have not been any complaints or written notices to Acquiror or any of its Subsidiaries or audits, proceedings or investigations conducted or claims asserted in writing by any Governmental Authority regarding alleged unauthorized or unlawful collection, use, storage, retention, processing, transfer, disclosure, sharing, disposal or destruction of any Personal Data, or any violation of applicable Law, by Acquiror or any of its Subsidiaries, or any unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Personal Data in the possession, custody or control of Acquiror or its Subsidiaries.

Section 4.13 Environmental Matters. Except as have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect: (i) Acquiror and its Subsidiaries are not, and since January 1, 2018 none of them has been, in violation of any applicable Environmental Law; (ii) Acquiror and its Subsidiaries have all Environmental Permits required under any applicable Environmental Laws for the operation of their businesses as currently conducted and are, and have been since January 1, 2018, in compliance with the requirements of such Environmental Permits; (iii) neither Acquiror nor any of its Subsidiaries has received written notice that any such Environmental Permits are not validly issued and in full force and effect or that there are any Proceedings, inquiries or reviews pending or, to the Knowledge of Acquiror, threatened to challenge, modify, revoke or terminate any such Environmental Permits, (iv) neither Acquiror nor any of its Subsidiaries has received any written notice of any pending or threatened Proceedings under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against Acquiror or any of its Subsidiaries and (v) there has been no release or disposal of, no contamination by, and no exposure of any Person to, any Hazardous Materials so as to give rise to any Liability under Environmental Laws for Acquiror or any of its Subsidiaries.

Section 4.14 Labor and Employment Matters.

(a) (i) None of Acquiror or any of its Subsidiaries is a party, bound, or subject to any Collective Bargaining Agreement with any Union; (ii) since January 1, 2018, no Union has represented any employees of Acquiror or any of its Subsidiaries and to the Knowledge of Parent, no Union or other organization is attempting to organize, or has made a demand or petition for recognition or certification as the bargaining representative of, any employees of Acquiror or any of its Subsidiaries; (iii) there are no material grievances or unfair labor practice charges involving any employees of Acquiror or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened in writing before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has Acquiror or any of its Subsidiaries received any written complaint pertaining to any such charge, grievance or potential charge; and (iv) since January 1, 2018, there have been no actual or threatened lockouts, strikes, boycotts, handbilling, picketing, walkouts, demonstrations, leafletting, sit-ins, sick-outs, slowdowns, work stoppage or other forms of labor disruption with respect to any business currently being conducted by Acquiror or any of its Subsidiaries.

(b) Acquiror and each of its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, Cal-WARN and any similar state or local “mass layoff” or “plant closing” Law, employment practices, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation Law, terms and conditions of employment, wages and hours, and the collection and payment of withholding and/or social security taxes and any similar Tax.

(c) To the Knowledge of Parent, since January 1, 2018, none of Acquiror or any of its Subsidiaries has received any written notice (or, to the Knowledge of Acquiror, other communication) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours with respect to any employee or independent contractor who has rendered services to it, except in each case, where such actual, alleged or potential violation or failure to comply, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of Acquiror, since January 1, 2018, there have not been any allegations of sexual harassment or misconduct pending or threatened against Acquiror or any of its Subsidiaries or any officer, director, limited liability company manager or executive of any of them.

Section 4.15 Plans; ERISA.

(a) All Plans to which Acquiror or any Subsidiary makes contributions or which any of them sponsors for the benefit of its employees (“Acquiror Plans”) have been documented and operated in all material respects in accordance with the provisions of ERISA, the Code and other applicable Law and the rules and regulations promulgated thereunder to the extent that ERISA, the Code and other applicable Law and such rules and regulations apply.

(b) All Employee Plans contributed to by Acquiror or any ERISA Affiliate thereof that is intended to be qualified under Section 401 of the Code have filed for or received a favorable determination letter or relies on an opinion letter with respect to such qualified status from the IRS. The determination letter, if applicable, for each such Employee Plan remains in effect, and nothing has occurred since the issuance of such letter that could reasonably be expected to adversely affect the effectiveness of such letter.

Section 4.16 No Broker. No broker, finder, financial advisor, investment banker or other Person has acted for or on behalf of, or is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission from Acquiror or its Affiliates in connection with the Merger, the Transactions or any of the other transaction contemplated by this Agreement or the Ancillary Agreements.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business by the Company.

(a) During the Interim Period, except as expressly required by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), Member shall, and shall cause its Affiliates (including Parent and the Company) to, use commercially reasonable efforts to (x) cause the Company to conduct the Business in the ordinary course of business consistent with past practice (including by continuing to make capital expenditures and otherwise managing the working capital of the Company in the ordinary course of business consistent with past practice) and in compliance with all applicable Laws and (y) use commercially reasonable efforts to maintain and preserve the Company’s present business organization and goodwill related to the Business with third parties and keep available the services of the persons acting as officers or employees of the Company (even if employed by Affiliates of the Company).

(b) Without limiting the generality of the foregoing, during the Interim Period, except as expressly required by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), Member and the Company shall not, and shall cause their Affiliates not to, (solely with respect to the Business), directly or indirectly:

(i) amend the Organizational Documents of the Company or create any subsidiary of the Company;

(ii) issue, redeem, sell, pledge, split or encumber the capital stock of the Company or other securities of the Company (including any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any pre-emptive or similar rights), calls or other rights to purchase or acquire any securities of the Company) or enter into any agreement with respect thereto or make any changes (by recapitalization, reclassification, stock dividend, stock split, combination, reorganization or otherwise) in the capital structure of, or amend the terms of any equity interest in the Company;

(iii) sell, lease, convey, transfer, exchange, swap or otherwise dispose of or incur any Encumbrance (other than a Permitted Encumbrance) on any assets or properties of the Business (including equity interests in the Company), except for (A) any such sale, lease, conveyance, transfer, exchange, swap or disposal of assets or properties having a value which individually or does not exceed $50,000 and which is in the ordinary course of business consistent with past practice or (B) sales of inventory in the ordinary course of business consistent with past practice;

(iv) make any distribution with respect to the equity of the Company, or otherwise make any payments in cash or in kind, or advance or loan any funds to, the Parent or any of its Affiliates, except for (A) payments of sums owed to Parent or its Subsidiaries in accordance with the terms of any agreements or arrangements in effect at the date of this Agreement (including the Inventory Note) or obligations incurred by the Company after the date of this Agreement in the ordinary course of business consistent with past practice prior to the Calculation Time or (B) dividends or distributions of sums received with regard to any Project and related Customer Agreement in the ordinary course of business consistent with past practice shortly prior to either its achievement of Permission to Operate from the applicable utility or the time that it is placed in service;

(v) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(vi) enter into, assume, assign, cancel, terminate, renew, modify, release or amend any Material Contract or Contract that would be a Material Contract if in effect on the date hereof, or assign, compromise, release or waive any rights thereunder;

(vii) incur, create, refinance, replace, prepay, guarantee, assume, increase the balance of or repay or decrease the balance of any Indebtedness (other than required payments of principal or interest with regard to Indebtedness that exists at the date of this Agreement), other than in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $50,000 or incur, create, refinance, replace, prepay, guarantee, assume, increase the balance of or repay or decrease the balance of any loan advance or indebtedness between or among the Company, Parent or any of their respective Affiliates, other than Indebtedness incurred in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $50,000;

(viii) make any loans, advances, capital contributions or commitments to or investments in any Person in excess of $50,000, except for advances of out-of-pocket expenses made in the ordinary course of business consistent with past practice;

(ix) make any capital expenditures other than (A) maintenance capital expenditures in the ordinary course of business or (B) as set forth in the capital expenditure forecast set forth in Section 5.1(b)(ix) of the Member Disclosure Schedule;

(x) except as required by changes in applicable Law or GAAP, or changes made by Parent that apply to itself and its consolidated subsidiaries, make any change in financial accounting methods, principles or practices;

(xi) enter into, amend or modify in any material or adverse respect or assign or terminate any Material Contract or any Contract that would be a Material Contract if existing on the date hereof, other than as required by Section 5.11;

(xii) acquire, including by way of merger, consolidation or purchase of any capital stock or assets, or make any investment in any interest in any corporation, partnership or other business organization or division thereof, except with respect to the equity or ownership interests of any Company Joint Venture or any other Person to the extent necessary in respect of a financing of a Project that will be developed or owned by the Company or a Company Joint Venture in which the Company will have an interest;

(xiii) except (A) to the extent required by applicable Law, or (B) to the extent required by any Employee Plan, policy or Contract as in effect on the date of this Agreement, (1) with respect to any Business Employee who is designated to be a Transferred Employee or a possible Transferred Employee, grant any (x) increase in the compensation, commissions or benefits, including severance pay, or (y) grant or promise to pay or accelerate the payment or vesting of, conditionally or otherwise any bonus, equity-based awards or benefits; (2) hire or terminate (other than for cause) the employment of any Business Employee (including any officer) having a title that is at or above Vice President, annual total compensation opportunity in excess of $150,000 or that is named on Section 6.2(f) of the Acquiror

Disclosure Schedules; (3) grant any equity award or other long-term incentive compensation; or (4) enter into any Contract which provides for, or amend any Contract to provide for, payment in connection with a change in control or similar event (either alone or together with any other event);

(xiv) enter into any Collective Bargaining Agreement with any Union or other representative of any Business Employees;

(xv) except to the extent required by applicable Law, make, change, or revoke any Tax election, change any Tax accounting method, policy or practice, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable Law), surrender any right to claim a material Tax refund, settle or compromise any material Tax claim or liability, incur any liability for Taxes other than in the ordinary course of business, waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of material Taxes may be issued, or prepare or file any Tax Return, in a manner inconsistent with past practices, elections, and methods of the Company (or Parent or its relevant Affiliates, as applicable), in each case relating to Taxes imposed on the Company as a separate taxpayer and not imposed on the Company because it is included on a consolidated or combined return, it being understood that nothing in this Agreement will affect the right of Parent or any of its Affiliates (other than the Company) to take any action it deems desirable with regard to Taxes it pays or Tax returns it files or anything that may affect them;

(xvi) compromise, settle or agree to settle any Proceeding relating to the Business, other than settlements without (A) the admission of wrongdoing or a nolo contendere or similar plea, (B) the imposition of injunctive or other equitable relief, (C) restrictions on the future activity or conduct, by, of or on behalf of the Company, and (D) any obligation on the part of the Company or Acquiror and its Affiliates, other than solely monetary obligations of the Company in an amount not greater than $100,000 individually or $250,000 in the aggregate; provided that Parent agrees in writing to indemnify Acquiror and the Company for all Losses related to such monetary obligations;

(xvii) cause or permit the Company to enter into any new line of business or discontinue any existing line of business (it being understood that extensions of existing lines of business, including into new markets and channels shall not constitute new lines of business);

(xviii) amend, terminate or allow to lapse (to the extent lapse can be prevented) any Business Permit;

(xix) enter into any agreement or understanding, or take any other action, that could reasonably be expected to have the effect of preventing or delaying completion of the Merger or of the Member’s or Parent’s obligations under this Agreement or the Ancillary Agreements; or

(xx) agree or commit to do any of the foregoing.

(c) In addition to the foregoing, the Company shall give Acquiror three (3) Business Days advanced written notice prior to (i) the entry into any Builder Agreement or Installer Agreement or (ii) the purchase of Inventory or other assets in excess of $1,000,000 in an individual purchase order or agreement or $2,000,000 in the aggregate, in each case, together with a copy of the proposed purchase order or agreement, as applicable.

(d) Nothing contained in Section 5.1(a) is intended to give Acquiror the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise complete control and supervision over its operations.

Section 5.2 Conduct of Business by Acquiror. During the Interim Period, except as expressly required by this Agreement, as set forth in Section 5.2 of the Acquiror Disclosure Schedule, or with the prior written consent of Member (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (a) amend or restate the Organizational Documents of Acquiror in a manner that would have a disproportionate adverse effect on Member as compared to other holders of Acquiror Common Stock, (b) enter into or adopt a plan or agreement of complete or partial liquidation or dissolution or (c) enter into any agreement or understanding, or take any other action, that could reasonably be expected to have the effect of preventing or delaying completion of the Merger or fulfillment of obligations of the Acquiror, Acquiror OpCo or Merger Sub under this Agreement or the Ancillary Agreements.

Section 5.3 Third Party Consents.

(a) Member shall, shall cause Parent to, and Member and Parent shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain as promptly as practicable after the date of this Agreement the consents of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to keep in effect and avoid the breach, violation of, termination of (other than in accordance with its terms even if there is no breach or violation), or adverse change to, any Contract to which the Company is a party or beneficiary, and Acquiror shall use reasonable best efforts to cooperate with Parent and the Company in connection therewith. Notwithstanding the foregoing, following the date of this Agreement, in no event shall Member, Acquiror or any of their respective Affiliates be obligated to bear any expense or pay any fee (other than the payment of nominal administrative or similar fees or charges) or grant any concession in connection with obtaining any third party consents as contemplated by this Section 5.3, whether pursuant to the terms of any Contract to which such Party or its Subsidiaries is a party or otherwise.

(b) From the date hereof and following the Closing, with respect to each Material Contract or Business Asset to be transferred to or owned by (including by merger or by operation of law) Surviving Entity for which a necessary third-party consent has not been obtained, Member shall, shall cause Parent to, and Member and Parent shall cause their respective Affiliates to, use their best efforts to provide Surviving Entity and Acquiror the benefits of being a party to such Material Contract or ownership of such Business Asset (to the extent of Member’s, Parent’s and their respective Affiliates’ (including the Company’s) right, title and interest in and to such Material Contract or Business Asset prior to the Closing).

Section 5.4 Access to Information; Confidentiality; Books and Records. During the Interim Period, upon reasonable advance notice, Member and the Company shall, and shall cause their Affiliates to, in connection with the Transactions and preparations for the transition of ownership of the Company at the Closing, or for purposes of Acquiror’s confirmatory due diligence, (a) provide to Acquiror and its authorized representatives during normal business hours reasonable access to all the properties, facilities, books, Contracts, records and personnel of the Company and its Affiliates to the extent related to the Business (in a manner so as to not interfere with the normal business operations of Member or its Affiliates, including the Company); (b) furnish to the Acquiror and its authorized representatives such information concerning the business, properties, contracts, personnel, books and records of or relating to the Business, as may be reasonably requested from time to time by Acquiror and (c) provide such cooperation as may be reasonably requested by the Acquiror in order to facilitate the integration and transition of ownership of the Company’s business and operations at the Closing, provided that Parent and its Affiliates granting access may withhold any document (or any portion thereof) or information (i) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, may constitute a waiver of any such privilege or (ii) if the provision of access to such document (or applicable portion thereof) or information, as determined by the Company’s counsel, could reasonably be expected to conflict with applicable Laws; provided further that the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to allow for such access in a manner that does not result in the conditions set out in the preceding clauses (i) and (ii).

Section 5.5 Public Announcements. None of the Parties shall make, nor permit any of their respective Affiliates or representatives to make, any public announcement or issue any public communication in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of Acquiror and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except, in each case, if such announcement or communication is required by Law applicable to Acquiror, Parent or any of their respective Affiliates (and only to the extent so required); provided, that if any such public announcement or communication is so required by applicable Law, then such party shall be permitted to make such public announcement or communication so long as, prior to issuing such public announcement or communication, such party shall (a) use commercially reasonable efforts to consult with Parent and Acquiror regarding the contents of such public announcement or communication, (b) deliver a draft of such public announcement or communication to Parent and Acquiror, (c) give Parent and Acquiror a reasonable opportunity to comment thereon and (d) use commercially reasonable efforts to incorporate their comments.

Section 5.6 Regulatory Matters; Third Party Consents.

(a) During the Interim Period, subject to the terms and conditions herein provided, each of the parties hereto shall take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including the satisfaction of the conditions precedent set forth in Article 6), including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any

Governmental Authority or third party to consummate the Transactions (including the Requisite Regulatory Consents) and to comply with the terms and conditions of all such consents, registrations, approvals, permits and authorizations.

(b) Without limiting the generality of the foregoing, each of Acquiror and Member, or the ultimate parent of either of them, each shall, within 20 days after execution of this Agreement, make the filing, if any, it is required to make under the HSR Act with regard to the transactions that are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. Acquiror and Member will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act, provided that no Party shall have any obligation to provide to any other Party the Item 4(c) and Item 4(d) documents that were included in the Party’s HSR Act filing,. Acquiror and Member will each pay 50% of the filing fees relating to any required HSR Act filing.

(c) None of Acquiror and its Subsidiaries nor the Company may withdraw any filings without the prior written consent of Member or the Acquiror, as applicable, and none of Acquiror and its Subsidiaries nor Member or any of its Subsidiaries (including the Company) shall extend any waiting period or comparable period under the HSR Act or other applicable Laws, or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of Member or the Acquiror, as applicable. In the event any filings made in connection herewith are rejected for any reason whatsoever by the relevant Governmental Authority, each Party shall cure the reason for such rejection and resubmit any filings as soon as is reasonably practicable. Member, Acquiror and the Company shall deliver, or cause their applicable Affiliates to deliver, as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to applicable Law.

(d) Each of the Parties shall (i) promptly notify the other Parties of any written communication made to or received by such Party, as the case may be, from any Governmental Authority regarding this Agreement or any of the Transactions, and, if permitted by applicable Law and reasonably practicable, permit the other Parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate such other Parties’ (and any of its outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other Parties in advance and, to the extent permitted by such Governmental Authority, gives such other Parties the opportunity to attend, and (iii) furnish the other Parties with copies of all correspondence, filings and written communications between it and its Affiliates and representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions (provided, however, that such materials (or any other information or materials provided to or received by any party under this Section 5.6) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine and provided, further, that no party shall have any obligation to provide to any other party the HSR Act filing or Item 4(c) and Item 4(d) documents in connection with the HSR filing, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 5.6 as “outside counsel only material”). To the extent permitted by applicable Law, the Parties shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(e) During the Interim Period, the Company shall not, directly or indirectly, enter or agree to enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person.

(f) Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Parent or any of its Affiliates (including the Company) to make, or to cause to be made, any payment to any third Person in order to obtain the consent or approval of such third Person under any Contract.

(g) All filing fees incurred in connection with the HSR Act or paid to any Governmental Authority in connection with the Transactions shall be borne 50% by each of Acquiror and the Company.

Section 5.7 Non-Solicitation of Alternative Transactions.

(a) Unless and until this Agreement will have been terminated in accordance with its terms, Member and the Company shall not, shall cause Parent not to, and Member and Parent shall cause their respective Affiliates not to, and shall direct its and its Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors and representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or knowingly encourage the submission of any proposal to acquire or purchase any equity interest in the Company, or merger, consolidation, combination, sale of all or any material portion of the assets of, reorganization or similar transaction involving, the Company or the Business, other than the Transactions (an “Acquisition Proposal”), (ii) (A) enter into or participate in any discussions or negotiations with, (B) furnish any non-public information relating to the Company or the Business (other than as to the existence of these provisions) to, or (C) otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, in each case of this clause (ii), any Person other than Acquiror and its controlled Affiliates in connection with such Person making an Acquisition Proposal, (iii) enter into any agreement with any party other than Acquiror and its controlled Affiliates with respect to an Acquisition Proposal, or (iv) authorize any of the foregoing actions.

(b) Member and the Company shall, shall cause Parent to, and Member, the Company and Parent shall cause their respective Affiliates and Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Acquiror and its Affiliates) conducted heretofore with respect to any transaction of the type described in the definition of “Acquisition Proposal” in Section 5.7(a), (ii) not release any third party from any confidentiality or use restrictions to the extent relating to non-public information concerning the Company or the Business relating to a possible Acquisition Proposal and (iii) immediately request the return or destruction of all information provided to any other Person relating to a possible Acquisition Proposal. Member shall promptly notify Acquiror in the event that Parent, Member, the Company or any of their Affiliates or Representatives receives any request for information or any proposal relating to a potential Acquisition Proposal (other than from Acquiror and its Affiliates).

Section 5.8 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates and representatives to, execute and deliver such documents, conveyances, instruments, assurances, certificates and other documents, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the Merger and the other Transactions. No document executed pursuant to this Section 5.8 shall be deemed to expand or limit the rights and obligations of the Parties beyond those provided in this Agreement and the Ancillary Agreements or provide for any additional rights or obligations of the parties hereto that are not provided for in this Agreement and the Ancillary Agreements. In the event of any conflict between the terms of any such documents, on the one hand, and this Agreement and the Ancillary Agreements, on the other hand, the terms of this Agreement and the Ancillary Agreements shall control.

Section 5.9 NYSE Approval. Acquiror shall promptly prepare and submit to NYSE a supplemental listing application covering the shares of Acquiror Common Stock issuable in the Merger, and Acquiror shall use its reasonable best efforts to cause such Acquiror Common Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the expected Closing Date.

Section 5.10 Restrictive Legend; Lockup.

(a) The Acquiror Common Stock to be issued and delivered hereunder shall bear the following legend (it being agreed that if the Acquiror Common Stock is not in certificated form, Acquiror may take other customary steps to monitor compliance with the restrictions described in the legend):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE REGISTRATION OF QUALIFICATION REQUIREMENTS OF THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR REGISTRATION OR QUALIFICATION UNDER SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

(b) For a period of two years following the Closing Date, the Member shall not, directly or indirectly, without the prior written consent of the Acquiror, sell, transfer, pledge, grant any option to purchase, make any short sale of or otherwise dispose of (each such transaction, a “Transfer”) any shares of Acquiror Common Stock received as Merger Consideration (“Locked-Up Common Stock”), or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Locked-Up Common Stock, except as expressly required in Section 2.6(b)(vi)(B) to satisfy a Deficiency Amount; provided that (i) if the aggregate amount of Locked-Up Common Stock beneficially owned by Member as of any measurement date constitutes an aggregate of 5% or greater of the total outstanding shares of Acquiror Common Stock (excluding any securities or derivatives otherwise acquired or Transferred by Member) and (ii) Parent determines that, as a result of such ownership of Locked-Up Common Stock (but excluding any securities or derivatives otherwise acquired or Transferred by Member), it is required by GAAP to reflect all or a portion of the operating results of Acquiror on its consolidated financial statements (whether through consolidation or due to equity accounting), Member may Transfer the number of shares of Locked-Up Common Stock pursuant to Rule 144(b)(1) under the Securities Act (or another exemption from registration of such Transfer under applicable federal and state securities laws) that will result in Member’s beneficial ownership of Acquiror Common Stock being reduced to less than 5% of the total outstanding shares of Acquiror Common Stock.

(c) Subject to the terms and conditions of Section 5.10(b), upon Member’s satisfaction of the relevant holding period and other conditions under Rule 144 of the Securities Act, and at the Member’s request, Acquiror shall use its reasonable best efforts to cooperate with the Member to exchange the certificates evidencing such Transferred Acquiror Common Stock for new certificates (or book entry) not bearing a legend restricting transfer under the Securities Act, and Member shall provide such certificates, documents and/or legal opinions as the Acquiror and Acquiror’s registrar and transfer agent may reasonably request in connection therewith.

(d) Nothing in this Section 5.10 or any other provision of this Agreement will prohibit or limit a change of control of Member or inclusion of the Acquiror Common Stock in a sale of all or substantially all the assets of Member.

Section 5.11 Termination of Affiliate Contracts and Intercompany Balances. Except for this Agreement, the Ancillary Agreements and those Contracts set forth on Section 5.11 of the Member Disclosure Schedules, Member and the Company shall, and shall cause their Affiliates (including Parent) to, (a) cause all Affiliate Contracts with respect to which there would otherwise be liability on the part of Acquiror or any of its Affiliates (including the Company after the Closing), (b) cause all intercompany balances and accounts existing prior to the Closing, whether payables or receivables, between Parent and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be settled or otherwise terminated prior to the Closing, and effective prior to the Closing, without any ongoing obligation or Liability on the part of Acquiror or any of its Affiliates (including the Company following Closing), and (c) take such action as may be necessary so that, effective as of the Closing, there shall be no Liabilities, indebtedness or other obligations owed to or from Parent and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand. Any such inter-company accounts that are settled after the Effective Time but in connection with and contemporaneously with the Closing shall be deemed for purposes of this Section 5.11 to have been settled as of immediately prior to the Effective Time.

Section 5.12 Employee Matters.

(a) At least ten (10) Business Days prior to the Closing Date, Acquiror or the Post-Closing Employer, as applicable, shall make offers of employment to those Business Employees it determines in its sole discretion, whose names are set forth on Section 5.12(a) of the Acquiror Disclosure Schedules, as may be updated by Acquiror or the Post-Closing Employer, as applicable, prior to the tenth Business Day preceding the Closing Date (the “Offered Employees”), with all such offers of employment subject to the satisfaction of Acquiror’s drug testing, background check and other customary pre-employment requirements (collectively, “pre-employment requirements”). Each Offered Employee shall have at least three (3) Business Days from the receipt of such an offer to accept or reject the offer of employment, subject to the pre-employment requirements. Offered Employees who accept Acquiror’s offer of employment (and satisfy the pre-employment requirements) shall become employees of Acquiror or the Post-Closing Employer as of the Closing Date or such later return to active employment (with such hired Offered Employees referred to herein as the “Transferred Employees” as of the Closing Date or such later return to active employment and subsequent hire date). The Company and its Affiliates shall not attempt to influence any such Business Employee not to accept his or her offer of employment from Acquiror, provided that neither the Company nor any of its Affiliated will be required to tell a Business Employee that if the Business Employee does not accept his or her offer of employment from Acquiror, he or she will not continue to be employed by Parent or a Subsidiary. The Company and the Member shall permit Acquiror to meet with the Offered Employees to discuss the offers of employment prior to the Closing Date at such times and dates that are mutually agreeable to the Company and Acquiror. Nothing in this Agreement shall affect Acquiror’s or the Post-Closing Employer’s right to terminate the employment of any Transferred Employee at any time on or after the date he or she becomes a Transferred Employee, with or without cause or advance notice. Except as provided in this Section 5.12(a), it is understood and agreed that (i) Acquiror’s intention to extend offers of employment (or have the Post-Closing Employer extend offers of employment) to Offered Employees shall not constitute any commitment, contract, or understanding (expressed or implied) of any obligation on the part of Acquiror or the Post-Closing Employer, as applicable, to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Acquiror or the Post-Closing Employer may establish with particular Transferred Employees, and (ii) unless otherwise agreed upon between Acquiror or Post-Closing Employer and particular Transferred Employees, employment offered by Acquiror or the Post-Closing Employer, as applicable, shall be “at will.” Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Acquiror or the Post-Closing Employer, as applicable, to terminate, reassign, promote, or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees. At the request of Member, Acquiror or Post-Closing Employer will condition each offer of employment to a Business Employee or any other employee of Parent or a Subsidiary upon the employee’s waiving any right the employee might have to receive severance payments from Parent or a Subsidiary. For the avoidance of doubt, none of Acquiror or the Post-Closing Employer or the Company shall be responsible for any severance amounts paid or payable by Parent or its Affiliates in connection with termination of employment from the Parent or any of its Affiliates in connection with this transaction or otherwise.

(b) For the period commencing on the Closing Date and continuing through the date that is three (3) months following the Closing Date, Acquiror shall or shall cause the Post-Closing Employer to provide to eligible Transferred Employees: (i) severance payments upon termination of employment by Acquiror or Post-Closing Employer no less favorable than as provided in Acquiror’s or its Affiliate’s severance guidelines set forth on Section 5.12(b) of the Acquiror Disclosure Schedule and (ii) annual vacation and paid time off accruals no less favorable than as provided in Acquiror’s or its Affiliate’s vacation and paid time off guidelines set forth on Schedule 5.12(b) of the Acquiror Disclosure Schedule.

(c) As of the Closing Date, all Transferred Employees shall, if applicable, be eligible to participate in the employee benefit plans sponsored by Acquiror or the Post-Closing Employer (collectively, “Post-Closing Employee Plans”) in accordance with the terms of such Post-Closing Employee Plans. Acquiror shall or shall cause the Post-Closing Employer to, to the extent permissible under any Post-Closing Employee Plan, waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Employees and their eligible dependents, if applicable, under the Post-Closing Employee Plans. Acquiror shall or shall cause the Post-Closing Employer to make commercially reasonable efforts, to the extent permissible under any Post-Closing Employee Plan, to provide each Transferred Employee with credit for any co-payments and deductibles paid with respect to similar Employee Plans maintained by Parent or the Company during the year in which the Closing takes place and prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under Post-Closing Employee Plans for the plan year in which the Closing Date occurs.

(d) Effective as of the Closing Date, the Company shall cease to be a participating employer in all Employee Plans sponsored by Parent or any ERISA Affiliate. All Transferred Employees shall cease to be active participants in all Employee Plans sponsored by Parent or any ERISA Affiliate and shall cease to accrue additional benefits under such Employee Plans for any periods from and after the Closing Date.

(e) Acquiror shall provide to each Transferred Employee credit for prior service with Parent or any ERISA Affiliate for purposes of vesting and eligibility, but not with respect to benefit accruals, in all Post-Closing Employee Plans, including fringe benefit plans, vacation and sick leave policies, severance plans or policies and retirement plans maintained or provided by Acquiror or the Post-Closing Employer or its Affiliates in which such Transferred Employees are eligible to participate after the Closing Date.

(f) Member or an Affiliate other than the Company shall pay any balances outstanding for accrued, unused vacation days, paid time off, sick days and personal holidays as of the Closing Date with respect to each Transferred Employee as determined under vacation and paid time off policies maintained by Parent or its Affiliate, as applicable. Such amount shall be payable in accordance with Parent’s regular payroll practices no later than the first regularly scheduled payroll date following the Closing Date.

(g) To the extent allowable by law, Acquiror shall take commercially reasonable action to cause the trustee of a defined contribution plan of Acquiror or the Post-Closing Employer or one of its Affiliates, if requested to do so by a Transferred Employee, to accept a direct “rollover” of all or a portion of such employee’s distribution from a defined contribution plan maintained by Parent or any ERISA Affiliate (excluding securities, but including plan loans).

(h) Member shall cause Parent or each ERISA Affiliate to take all necessary action to cause any qualified defined contribution plans maintained by Parent or such ERISA Affiliate to fully vest the Transferred Employees in their account balances under such plans on the Closing Date.

(i) With respect to each Transferred Employee (including any beneficiary or the dependent thereof), Parent or each ERISA Affiliate shall retain all liabilities and obligations arising under any medical, dental, vision, life insurance or accident insurance benefit plans sponsored by Parent or such ERISA Affiliate to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date, all of which shall be deemed to be Excluded Obligations. For purposes of this Section 5.12(i), a claim shall be deemed to be incurred (i) with respect to medical, dental and vision benefits, on the date that the medical, dental or vision services giving rise to such claim are performed, (ii) with respect to life insurance, on the date that the death occurs, and (iii) with respect to accidental death and dismemberment and business travel accident insurance, on the date that the accident occurs. All claims for health and welfare benefits and dependent care flexible spending account benefits submitted after the Closing Date for expenses incurred prior to the Closing Date by Transferred Employees shall be paid by Parent’s or its Affiliates’ health and welfare benefit plans and dependent flexible spending account plan to the extent permitted in accordance with the terms of such plan, all of which shall be deemed to be Excluded Obligations.

(j) Parent and its Affiliates shall be responsible for all workers’ compensation liabilities and obligations for Transferred Employees or other former employees of Parent and the Company to the extent such liabilities and obligations relate to events which occurred prior to the Closing. Acquiror shall be responsible for all workers’ compensation Liabilities and obligations for Transferred Employees to the extent such Liabilities and obligations relate to events which occur on or after the Closing.

(k) Effective as of the Closing Date, Parent or each ERISA Affiliate shall be responsible for providing COBRA coverage to any Transferred Employee, his or her spouse, domestic partner or dependent person as to whom a “qualifying event” as defined in Section 4890B of the Code has occurred on or prior to the Closing Date.

(l) Member shall be responsible for, and shall indemnify and hold Acquiror harmless for, all losses arising from, or relating to, Parent’s employment or engagement of (or termination of employment or engagement of) their employees and contractors, including payroll, wages, compensation, wage and hour claims or any other claims or causes of action relating to: overtime, meal and rest periods, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, affirmative action, equal employment opportunity, immigration, safety, workers’ compensation claims, unemployment benefits or other benefits (collectively, “Pre-Closing Employment Losses”), in each case with respect to any individuals: (i) who do not become Transferred Employees and (ii) who are Transferred Employees, to the extent such Pre-Closing Employment Losses arise from or relate to acts or omissions of Parent or its Affiliates occurring prior to the Closing Date, including severance obligations, if any.

(m) This Section 5.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing in this Agreement, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Nothing in this Agreement, whether express or implied, shall be construed to establish, amend or modify any employee benefit plan or arrangement sponsored by Parent, any Affiliate of Parent, Acquiror or the Post-Closing Employer, or shall limit the right of Parent, any Affiliate of Parent, Acquiror, the Post-Closing Employer or any of their subsidiaries, to amend, terminate or otherwise modify any employee benefit plan or arrangement or any applicable collective bargaining agreement following the Closing Date.

Section 5.13 Insurance. Except as set forth in the Ancillary Agreements, from and after the Closing Date (i) the Company shall cease to be insured by, or be entitled to claim benefits or seek coverage under, any of Parent’s or its Affiliates’ insurance policies or any of their self-insured programs and (ii) Acquiror shall be solely responsible for obtaining or providing insurance coverage for the Company sufficient to comply with any and all of the contractual and statutory obligations of the Company as disclosed in Section 3.14 of the Member Disclosure Schedules. Notwithstanding anything to the contrary, with respect to claims arising out of any actual or alleged occurrences, incidents or damages occurring prior to the Closing (“Pre-Closing Occurrence Policy Claims”) that are or may be covered by any current or historical occurrence-based commercial general liability or auto liability insurance policy in the United States (for the avoidance of doubt, excluding any self-insurance policy or program) maintained by Parent or any of its Affiliates (other than the Company) for the benefit of the Company (each, an “Occurrence Policy”), Parent hereby authorizes the Company to report Pre-Closing Occurrence Policy Claims directly to the provider of such Occurrence Policy and Parent will use commercially reasonable efforts to assist the Company’s efforts to obtain the benefit of such insurance coverage; provided, that Acquiror shall keep Parent reasonably informed and shall exclusively bear and shall promptly repay or reimburse Parent for all reasonable out-of-pocket costs incurred by Parent or any of its Affiliates associated with any Pre-Closing Occurrence Policy Claim made by the Company, including any expenses, costs of filing a claim, arbitration costs, deductibles resulting from or allocable to any Pre-Closing Occurrence Policy Claim made by the Company, but excluding premium increases resulting from or allocable to any Pre-Closing Occurrence Policy Claim made by the Company. Notwithstanding anything to the contrary, in the event that Parent or any of its Affiliates and the Company have competing claims under an Occurrence Policy and there are insufficient coverage limits remaining under that Occurrence Policy, then Parent and its Affiliates shall have first right of access to the remaining insurance limits. This Section 5.13 shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Parent or any of its Affiliates in respect of any insurance policy.

Section 5.14 Trademarks.

(a) Acquiror agrees, on behalf of itself and the Company, that none of them shall have any right, title and interest in or (except as set forth below) any right to use any

Trademarks owned by Parent and/or its Affiliates (other than the Company) (the “Parent Marks”) after the Closing Date. Acquiror shall (and shall cause the Surviving Entity to) cease all use of the Parent Marks beginning on the Closing Date, except (i) to the extent required by applicable Laws; (ii) in a neutral, non-trademark manner to describe the history of the Company; and (iii) on internal legal and business documents created prior to the Closing Date which are marked to show that the Company is no longer indirectly owned by Parent. For the avoidance of doubt, Parent Marks do not include any Trademarks indicated as owned by the Company on Section 3.19(a) of the Member Disclosure Schedule.

(b) Subject to any contractual restrictions set forth in an applicable license agreement, Acquiror may refer to the “Lennar Corporation” name (including any related names and any derivatives (including “LENx”)) prior to the Closing in securities law filings and communications relating to the Transactions, it being understood that all such limited rights shall terminate if this Agreement terminates.

Section 5.15 Non-Competition; Non-Solicitation.

(a) For a period of four years commencing on the Closing Date (the “Restricted Period”), Member shall not, shall cause Parent not to, and Member and Parent shall cause their respective Affiliates not to, directly or indirectly, (i) engage in or assist any Person other than the Company in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant, other than through its ownership of Acquiror Common Stock (other than as an owner of less than 2% of the outstanding stock of a publicly traded company with no role in the management of that company); or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers and suppliers of the Business.

(b) During the Restricted Period, Member shall not, shall cause Parent not to, and Member and Parent shall cause their respective Affiliates not to, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, including by means of a management, advisory, operating, consulting or similar agreement or as a consultant, agent, employee, stockholder, partner, joint venturer, investor, advisor or any type of principal whatsoever of any Person, directly or indirectly, employ or solicit the employment of any persons who are employed by the Company or by Acquiror or any of its Affiliates and are actively engaged in the Business; provided, however, that the foregoing restriction shall not apply to general solicitations not directed to a specific individual or group of individuals within the Acquiror’s or any of its Affiliates’ (including the Company’s) organization.

(c) Member acknowledges that the restrictions contained in this Section 5.15 represent a material and valuable inducement for Acquiror to enter into this Agreement, deliver the Merger Consideration and consummate the Transactions. Parent acknowledges that the nature of the activities restricted and the duration and geographic scope of such restrictions, all as set forth in this Section 5.15, are reasonable in view of the nature of the Business conducted by the Company and Acquiror’s need to protect the goodwill of the Company. Member represents to Acquiror that the enforcement of the restrictions contained in this Section 5.15 would not be unduly burdensome to Parent or any of its Affiliates. Member acknowledges that the restrictions contained in this Section 5.15 are necessary in order to induce Acquiror to consummate the Transactions. Notwithstanding the foregoing, if any provision, or any part hereof, is held to be unenforceable by any Governmental Authority because of the duration thereof or the area covered thereby, the Governmental Authority making the determination shall have the power to reduce the duration or the area of such provision, or to delete specific words or phrases, so that in its reduced or amended form such provision shall then be enforceable and be enforced.

Section 5.16 Closing Agreements.

(a) Member and Acquiror shall use their respective commercially reasonable efforts to negotiate in good faith, prepare, execute and deliver mutually agreeable versions of the following:

(i) Initial Tax Equity Fund Documents in accordance with and pursuant to the Tax Equity Commitment Letter; and

(ii) The Transition Services Agreement, which shall provide for all services that Acquiror or the Company need for the Business to continue to operate in substantially the same manner in which the Business has operated prior to Closing.

(b) Member and Acquiror shall prepare and deliver, or cause to be delivered at the Closing copies executed by Member and Acquiror, or their applicable Affiliates, of all the documents described in Section 6.2 and Section 6.3.

Section 5.17 Misdirected Invoices and Payments. Member shall, and shall cause its Affiliates to, and Parent shall cause its Affiliates to, promptly deliver and, if applicable, pay to the Company (or to a post-Merger Affiliate of the Company designated by the Company) any invoices, monies, or checks that have been sent to Member or any of its Affiliates after the Closing Date by homebuilders, installers, customers, suppliers or other contracting parties of the Business to the extent they relate to the Business conducted after the Closing Date. Acquiror or the Company shall promptly deliver and, if applicable, pay to Member (or to an Affiliate of Member designated by Member) any invoices, monies or checks that have been sent to Acquiror or any of its Affiliates (including the Company) after the Closing Date to the extent they relate to the Business conducted prior to the Closing Date, except to the extent such amounts are reflected as current assets in the calculation of Closing Date Working Capital for the purpose of the Closing Working Capital Adjustment Amount.

Section 5.18 Post-Closing Transfers. If at any time after the Merger, Member, Parent or Acquiror determine that any Business Asset is owned by Member or any of its Affiliates, or Parent or any of its Affiliates, Member shall, or shall cause Parent or any of their respective Affiliates, as applicable, to, (i) execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and (ii) take such other action as the Acquiror may reasonably request, to effect or evidence the transfer of such Business Asset to Acquiror and its Affiliates.

Section 5.19 Financial Statements.

(a) Within 5 days of the date hereof, Member shall deliver to Acquiror true and correct copies of the following carveout financial statements of the Business (collectively, the “Business Financial Statements”): (i) the unaudited consolidated carveout balance sheets of the Business as of November 30, 2020 and November 30, 2019, the related unaudited statements of income for the fiscal years ended November 30, 2020 and November 30, 2019 and the statement of cash flows for the fiscal year ended November 30, 2020; and (ii) the unaudited combined carveout consolidated balance sheet of the Business as of the Balance Sheet Date, and the related unaudited statement of income for the two-month period ended the Balance Sheet Date. The Business Financial Statements will be as described in Section 3.5(c).

(b) Member acknowledges that Acquiror and its Affiliates may be required to include statements of income or other financial information relating to the Business for one or more years or interim periods (collectively, the “Carveout Financial Statements”) in documents filed with the U.S. Securities and Exchange Commission (“SEC”) by Acquiror or its Affiliates pursuant to the Securities Act or the Exchange Act, and that such Carveout Financial Statements may be required to be audited in accordance with GAAS and may need to comply with the requirements of one or more registration statement or report forms or other documents (collectively, the “SEC Documents”) under the Securities Act, the Exchange Act and the rules set forth in Regulation S-X or other rules thereunder. If Acquiror determines it will need to file Carveout Financial Statements with the SEC, then Member and its Affiliates will, and will use their commercially reasonable efforts to cause their accountants, counsel, agents and other third parties to, assist Acquiror in preparing and obtaining the Carveout Financial Statements. Member and its Affiliates shall provide Acquiror and its Affiliates reasonable access during normal business hours to such records and personnel of Member and its Affiliates and their respective accounting firms as Acquiror may reasonably request to enable Acquiror, and its representatives and accountants, to create and audit the Carveout Financial Statements. Member and its Affiliates will use their commercially reasonable efforts to obtain representation letters and similar documents from applicable personnel of Member and its Affiliates as may be required in connection with the preparation and audit of the Carveout Financial Statements.

(c) Member and its Affiliates hereby consent to the inclusion or incorporation by reference of historical financial statements of the Company or of the Business to the extent required in any Document of Acquiror or any of its Affiliates to be filed with the SEC. Upon request of Acquiror, Member and its Affiliates agree to request the external audit firm that ordinarily audits the financial statements of Parent (the “Audit Firm”) to consent to the Audit Firm’s auditing the financial statements of the Company for periods prior to the Closing Date and to the inclusion or incorporation by reference of an audit opinion with respect to the financial statements of the Company it audits in such SEC Document.

(d) Member shall, and cause its Affiliates (including Parent) to, use its reasonable best efforts to prepare and deliver to Acquiror not later than thirty (15) days following the end of each calendar month or quarterly fiscal period ending between the date hereof and the Closing Date: (i) as of the end of such calendar month, an unaudited balance sheet of the Business and (ii) for the fiscal quarter ended as of the end of such quarterly period, unaudited statements of income, and statements of cashflow of the Business.

Section 5.20 Acquiror is aware that the Company is a party to (a) a Master Asset Management Agreement with SunStreet Energy Tenant LLC, dated May 30, 2017 and (b) a Master Operations and Maintenance Agreement with SunStreet Energy Tenant LLC, dated May 30, 2017 (together, the “SSET Agreements”). Acquiror is also aware that Parent has guaranteed the obligations of the Company under the SSET Agreements, including its obligation to make a Termination Payment (as defined in the SSET Agreements) under each of the SSET Agreements if they are terminated because of, among other things, a change of control of the Company unless Parent’s guarantee is replaced by a guaranty by an entity meeting the standards in the SSET Agreements. Acquiror agrees as follows with regard to the SSET Agreements after the Merger:

(a) While the SSET Agreements remain in effect, Acquiror will cause the Company to fulfill its obligations under the SSET Agreements in accordance with the standards set forth in them, including ensuring that the Company has adequate funding and adequate staffing to be able to fulfill those obligations.

(b) If Acquiror currently or in the future meets the requirements to be a Qualified Assignee (as defined in the SSET Agreements) under the SSET Agreements, Acquiror will promptly after the Merger, or promptly after such later time as Acquiror first becomes a Qualified Assignee, execute all documents, and do all other commercially reasonable things, that are necessary to enable Acquiror to replace Parent as a guarantor of the Company’s obligations under the SSET Agreements and to cause Parent to be released from its guaranty and any other obligations it may have with regard to either of the SSET Agreements.

(c) Acquiror indemnifies Parent against, and agrees to hold Parent harmless from, any liabilities or expenses Parent may incur, under its guaranty or otherwise, because of a failure of the Company at any time after the Merger to fulfill in accordance with the SSET Agreements all its obligations under the SSET Agreements or because of a termination by SunStreet Energy Tenant LLC or a successor of either or both of the SSET Agreements (including any obligation of the Company to make Termination Payments under the SSET Agreements).

ARTICLE 6

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 6.1 Mutual Conditions. The obligations of each Party to consummate the Merger and the other Transactions shall be subject to the satisfaction (or waiver by both Member and Acquiror in writing) of each of the following conditions:

(a) Regulatory Approvals. (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and (ii) the other approvals and consents, as applicable, set forth in Section 6.1(a) of the Member Disclosure Schedule (the “Requisite Regulatory Consents”) shall have been received and be in full force and effect.

(b) No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

(c) NYSE Listing. The shares of Acquiror Common Stock comprising of the Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to the Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) The Fundamental Representations of Member and the Company contained in Article 3 of this Agreement (without giving effect to any limitations as to materiality or “Business Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date);

(ii) The representation and warranty of Member and the Company set forth in Section 3.7 shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing; and

(iii) The other representations and warranties of Parent and Member contained in Article 3 of this Agreement (without giving effect to any limitations as to materiality or “Business Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Covenants and Agreements. Member and the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Delivery of Documents. Each of the following documents will have been executed and delivered by Member, the Company or any other Affiliate of Member that is named as a party to such document:

(i) the MSA.

(ii) the Exclusivity Agreement.

(iii) the Stockholder Agreement.

(iv) the Transition Services Agreement.

(v) the Amended and Restated Inventory Note.

(d) Officer’s Certificate. Member shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed by a duly authorized officer of Member, certifying as to the satisfaction of the conditions contained in Section 6.2(a) and Section 6.2(b).

(e) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any Business Material Adverse Effect.

(f) Certain Key Employees. Each of the individuals named on Section 6.2(f) of the Acquiror Disclosure Schedules who has been designated by Acquiror to be a Transferred Employee shall have agreed to be actively employed by Acquiror or the Post-Closing Employer on a full-time basis as of the Closing Date and no such individual shall have provided notice of his or her intent to terminate employment with Acquiror or the Post-Closing Employer.

(g) Fully Executed Ancillary Agreements. Acquiror shall have received each of the documents and instruments specified in Section 2.5(b)(i) through Section 2.5(b)(vii).

Section 6.3 Conditions to the Obligations of Member. The obligations of Member to consummate the Transactions shall be subject to satisfaction of each of the following conditions, any which may be waived in writing by Member:

(a) Representations and Warranties.

(i) The Fundamental Representations of Acquiror and Merger Sub contained in Article 4 of this Agreement (without giving effect to any limitations as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date);

(ii) The representation and warranty of Acquiror set forth in Section 4.8 shall be true and correct as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing; and

(iii) The other representations and warranties of Acquiror and Merger Sub contained in Article 4 of this Agreement (without giving effect to any limitations as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Covenants and Agreements. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Delivery of Documents. Each of the following documents will have been executed and delivered by Acquiror or any Affiliate of Acquiror that is named as a party to such document:

(i) the MSA.

(ii) the Exclusivity Agreement.

(iii) the Stockholder Agreement.

(iv) the Transition Services Agreement.

(v) the Amended and Restated Inventory Note.

(d) Officer’s Certificate. Acquiror shall have delivered to Member a certificate, dated as of the Closing Date and signed by a duly authorized officer of Acquiror, certifying as to the satisfaction of the conditions contained in Section 6.3(a) and Section 6.3(b).

(e) No Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have been any Acquiror Material Adverse Effect.

(f) Fully Executed Ancillary Agreements. Member shall have received each of the documents and instruments specified in Section 2.5(c)(i) through Section 2.5(c)(vii).

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s (or its Affiliates’) breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(i) by the mutual agreement of Acquiror and Member;

(ii) by either Acquiror or Member, if (A) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) any injunction, decree or other Order of any Governmental Authority having competent jurisdiction permanently enjoining Acquiror, Merger Sub, the Company, Member or Parent from consummating the Merger is entered and such injunction, decree or Order shall have become final and nonappealable; provided that (A) Member shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if Member’s or the Company’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order and (B) Acquiror shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if its or Merger Sub’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order.

(iii) by Member, if any representation and warranty of Acquiror or Merger Sub in Article 4 is determined not to have been accurate when it was made or will not be accurate at and as of the Closing Date, or if Acquiror or Merger Sub breaches any of its covenants or agreements contained herein, to an extent that would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b), and such inaccuracy or breach is either (A) not capable of being cured prior to the Termination Time or (B) is capable of being cured but is not cured by the earlier of (1) thirty (30) days after the receipt by Acquiror of a written notice of such breach from Member and (2) five (5) Business Days prior to the Termination Time; provided, that Member shall not have a right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if the Company or Member is then in breach of any of its representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b).

(iv) by Acquiror if any representation and warranty of Member or the Company in Article 3 is determined not to have been accurate when it was made or will not be accurate at and as of the Closing Date, or if Member or the Company breaches any of its covenants or agreements contained herein, to an extent that would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b), and such inaccuracy or breach is either (A) not capable of being cured prior to the Termination Time or (B) is capable of being cured but is not cured by the earlier of (1) thirty (30) days after the receipt by Member of a written notice of such breach from Acquiror and (2) five (5) Business Days prior to the Termination Time; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if Acquiror or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b).

(v) by either Acquiror or Member by delivering a written notice at any time prior to the Closing Date if the Closing shall not have occurred by 5:00 P.M. (New York City time) on September 1, 2021 (the “Termination Time”); provided that (A) Member shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its or the Company’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of or resulted in such injunction, decree or Order and (B) Acquiror shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its or Merger Sub’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, the failure of the Closing to occur by the Termination Time.

(b) The termination of this Agreement shall be effectuated by the delivery by the Party seeking to terminate this Agreement to the other Party of a written notice of such termination which includes the basis under this Agreement for such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

Section 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the Transactions are not consummated, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any Party hereto; provided that the provisions of Section 5.5, this Section 7.2, Article 10, and the Confidentiality Agreement shall survive any termination hereof in full force and effect. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party of liability for any breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Acquiror to consummate the Transactions if it is obligated to do so hereunder) occurring prior to such termination.

ARTICLE 8

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) From and after the Closing, Parent shall pay or cause to be paid, and shall indemnify Acquiror and each of its Affiliates (including the Company after the Closing Date) (collectively, the “Acquiror Tax Indemnified Parties”) and hold the Acquiror Tax Indemnified Parties harmless from and against, without duplication, (i) any Taxes imposed on or in respect of the Company for any Pre-Closing Tax Period, (ii) any Taxes imposed on or with respect to the Parent or any of its respective Affiliates, (iii) any Taxes of any other person (including Parent or any of its Affiliates (other than the Company)) for any Pre-Closing Tax Period for which the Company is liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, provincial, local or foreign Law, as a transferee or successor, by contract, assumption, operation of law or otherwise, (iv) any Losses arising or resulting from a breach of any of the representations or warranties contained in Section 3.17 (without regard to any materiality limitation set forth therein or any disclosed exception thereto) or any of the covenants in Section 5.1(b)(xx) or Article 8, (v) any Taxes resulting from, attributable to, or arising in connection with any breach of any covenant or agreement of, or any inaccuracy in or breach of any representation or warranty of, Parent, Member or the Company or any of their Affiliates contained in this Agreement (without regard to any materiality limitation set forth therein or any disclosed exception thereto), (vi) any Taxes for which Parent is responsible under Section 8.3, (vii) payment of any Tax as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement entered into by the Company on or prior to the Closing Date, (viii) any withholding Taxes imposed on Acquiror, Merger Sub or any their Affiliates resulting from the transactions contemplated by this Agreement and the Earnout Agreement to the extent not withheld pursuant to Section 2.10, and (ix) reasonable costs for the preparation and filing of any Tax Return required to be filed by or with respect to the Company for a Pre-Closing Tax Period; provided that Parent and Member shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Acquiror Tax Indemnified Parties from and against any Taxes to the extent such Taxes were included as a liability in the calculation of Closing Working Capital or Closing Indebtedness on the Closing Statement (as adjusted pursuant to Section 2.6(c)) (amounts for which Parent or Member is required to indemnify Acquiror pursuant to this Section 8.1, the “Parent Indemnified Taxes”). Notwithstanding the foregoing, Parent Indemnified Taxes shall not include (A) any Taxes resulting from a breach by Acquiror or its Affiliates of this Agreement, or (B) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course. For the avoidance of doubt, Taxes imposed on or in respect of the Company for any Pre-Closing Tax Period shall be computed taking into account in the taxable period that includes the Closing Date all income Tax deductions (to the extent at least “more likely than not” deductible by the Company in such taxable period) that result from or are attributable to expenses, fees or payments that are made by the Member or its Affiliate in connection with the transactions contemplated by this Agreement, including all such expenses, fees or payments that are included in the calculation of the Final Merger Consideration. Parent’s obligation to pay or cause to be paid any amount under this Section 8.1(a)(ii), (iv)-(vii) and (ix) shall be limited to amounts for which Acquiror or its Affiliate would otherwise be liable.

Section 8.2 Tax Returns.

(a) Parent shall prepare and timely file (or cause to be prepared and timely filed) (i) any Combined Tax Return and shall timely pay all Taxes owed with respect to such Combined Tax Return that are Parent Indemnified Taxes; and (ii) any Tax Return (other than a Combined Tax Return) that is required to be filed by or with respect to the Company for any taxable period that ends on or before the Closing Date (a “Pre-Closing Tax Return”).

(b) Except for any Tax Return that Parent has the right to prepare pursuant to Section 8.2(a), Acquiror shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns filed by or with respect to the Company after the Closing Date. In the case of any Tax Return (other than a Combined Tax Return) for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) such Tax Return shall be prepared and timely filed in a manner consistent with past practices, elections and methods of the Company (or Parent or its relevant Affiliates, as applicable), except as required by applicable Law and (ii) (A)in the case of any such Tax Return due at least sixty (60) days after the Closing Date, Acquiror shall deliver any such Tax Return to Parent at least thirty (30) days prior to the due date therefor (taking into account any extensions) for its review and comment and shall consider in good faith all comments received no later than fifteen (15) days prior to the due date therefor (taking into account any extensions) and (B) in the case of any such Tax Return due less than sixty (60) days after the Closing Date, Acquiror shall deliver any such Tax Return to Parent as soon as reasonably practicable for its review and comment and shall consider in good faith all comments received within a reasonable amount of time prior to the due date therefor (taking into account any extensions).

(c) Parent and Acquiror shall make (and shall cause their relevant Affiliates to make) any election available under applicable Law to treat, or, to the extent permitted or required under applicable Law shall treat, the taxable year of the Company as closing on the Closing Date.

Section 8.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer tax and any similar Tax, “Transfer Taxes”) shall be borne equally by Parent, on the one hand, and Acquiror, on the other. Transfer Taxes shall be paid to the appropriate Governmental Authority when due by the Person having the obligation to pay such Transfer Taxes under applicable Law, the party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall timely file all such Tax Returns and other documentation with respect thereto and shall promptly provide a copy of such Tax Returns and other documentation to the other party. Parent shall reimburse Acquiror promptly for its share of any Transfer Taxes paid by Acquiror and its share of any costs incurred in connection with Acquiror’s preparation and filing of any such Tax Returns, and Acquiror shall reimburse Parent promptly for its share of any Transfer Taxes paid by Parent and its share of any costs incurred in connection with Parent’s preparation and filing of any such Tax Returns.

Section 8.4 Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) all Property Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, and (b) all other Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period.

Section 8.5 Tax Audits.

(a) If one party (including its Affiliates) is responsible for, or would reasonably be expected to be responsible for, the payment of or indemnification in respect of Taxes pursuant to this Article 8 (the “Tax Indemnifying Party”), and the other party to this Agreement (including its Affiliates)(the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim with respect (in whole or in part) to such Taxes (a “Tax Claim”), the Tax Indemnified Party shall promptly (and in any event within ten (10) Business Days) notify the Tax Indemnifying Party in writing of such Tax Claim; provided, that the failure to so notify shall not relieve the Tax Indemnifying Party of its obligations hereunder, except to the extent that such party is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) In the case of any Tax audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority (“Tax Proceeding”) of or with respect to the Company relating solely to any Pre-Closing Tax Period (other than a Tax Proceeding relating to any Tax Return that includes Acquiror or any of its Affiliates (other than, after the Closing Date, the Company)), Parent shall have the exclusive right to control such Tax Proceeding; provided, that (i) Parent shall inform Acquiror before taking any significant action in connection with such Tax Proceeding, (ii) Acquiror shall be entitled to (A) participate in such Tax Proceeding, at Acquiror’s sole cost and expense, (B) attend any meetings or conferences with the relevant Taxing Authority to the extent reasonably permitted to do so, and (C) comment before Parent or its Affiliate submits any written materials prepared or furnished in connection with such Tax Proceeding, and (iii) neither Parent nor any of its Affiliates shall settle such Tax Proceeding without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) In the case of any Tax Proceeding of or with respect to the Company and not described in Section 8.5(b), Acquiror shall have the exclusive right to control such Tax Proceeding; provided, that to the extent that such Tax Proceeding would reasonably be expected to cause or increase a Tax liability or Tax-related indemnification obligation of Member or any of its Affiliate under this Agreement, (i) Acquiror shall inform Parent before taking any significant action in connection with such Tax Proceeding, and, (ii) Parent shall be entitled to participate in such Tax Proceeding, at Parent’s sole cost and expense, and attend any meetings or conferences with the relevant Taxing Authority to the extent reasonably permitted to do so and shall have opportunity to comment before Acquiror or its Affiliate submits any written materials prepared or furnished in connection with such Tax Proceeding, and neither Acquiror not any of its Affiliates shall settle such Tax Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the foregoing clause (ii) shall not apply with respect to any Tax Proceeding relating to any Tax Return that includes Acquiror or any of its Affiliates (other than, after the Closing Date, the Company).

Section 8.6 Cooperation.

(a) Acquiror and the Company, on the one hand, and Parent and Member, on the other hand, shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Article 8 and the conduct of any Tax audit or other proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding, making employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any reasonably requested power of attorney. From and after the date hereof, Member shall cause the Company to, and, after the Closing, Acquiror shall cause the Company to, retain all books and records with respect to Tax matters relating to all taxable periods beginning before the Closing Date, and to abide by all record retention agreements entered into with any Governmental Authority. Acquiror shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Company until the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to provide any Combined Tax Return or portion of a Combined Tax Return to Acquiror or any of its Affiliates.

Section 8.7 Tax Free Reorganization.

(a) For U.S. federal and applicable state and local income tax purposes, the Parties agree that:

(i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(ii) this Agreement, together with the Earnout Agreement, is adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

(iii) any Acquiror Common Stock delivered in accordance with this Agreement or the Earnout Agreement shall constitute stock in a corporation a party to the reorganization exchanged, in pursuance of the plan of reorganization, for stock in another corporation a party to the reorganization for purposes of Section 354 of the Code (except to the extent that such Acquiror Common Stock is required to be treated as interest pursuant to the Code or the Treasury Regulations) (Section 8.7(a)(i) - (iii), collectively, the “Intended Tax Treatment”).

(b) Parent, Acquiror, Acquiror OpCo and the Company shall each use its reasonable best efforts, and shall cause each of its Affiliates to use its reasonable best efforts, to effectuate the Merger in accordance with the Intended Tax Treatment, and shall file all Tax Returns in a manner consistent with the Intended Tax Treatment, unless otherwise required by applicable Law.

(c) None of Parent, the Company, Acquiror or Acquiror OpCo shall knowingly take or permit, or cause or permit any Person to take or permit, any action that is inconsistent with, or could reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment, unless otherwise required by a determination within the meaning of Code Section 1313(a)(1).

Section 8.8 Tax Agreements. Parent shall terminate or cause to be terminated, on or before the Effective Time, all obligations under any contract or agreement relating to the sharing, allocation, reimbursement or payment of, or indemnity for, any Taxes or similar agreement, arrangement or understanding (except for (i) contracts entered into in ordinary course a principal purpose of which is not Taxes and (ii) this Agreement, including the Ancillary Agreements), if any, to which the Company, on the one hand, and Parent or any of its Affiliates (other than the Company), on the other hand, are parties, and neither Parent nor any of its Affiliates nor any of the Company shall have any rights or obligations thereunder after the Closing with respect to any past, current or future period.

Section 8.9 Post-Closing Actions. Notwithstanding any provision of this Agreement to the contrary, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), after the Closing, neither Acquiror nor any of its Affiliates shall (i) amend any Tax Return of the Company for any taxable period ending on or before the Closing Date or (ii) take any action related to Taxes with respect to the Company (to the extent such action becomes possible solely due to changes after the Closing Date in applicable Law), if such filing or action would cause or increase a Tax or Tax indemnification liability of Parent or any of its Affiliates. Acquiror shall indemnify and hold harmless Member, its Affiliates (including Parent) from and against, and pay or reimburse Member or its Affiliates for any and all Losses caused by, arising out of, resulting from, or relating to any breach or nonperformance by Acquiror or any of its Affiliates of this Section 8.9.

Section 8.10 Refunds. Member shall be entitled to any refund (or credit in lieu) of Taxes of the Company for a Pre-Closing Tax Period (to the extent such Taxes were paid by Member prior to the Closing Date) actually received (in the case of such refund) or used to reduce an actual payment of Tax liability (in the case of such credit) by the Acquiror or its Affiliates after the Closing, net of any Taxes or costs actually incurred by the Acquiror and its Affiliates relating to the obtaining, receipt or claim of such refund or credit and excluding any refund or credit arising from the carryback of any post-Closing Tax attribute of Acquiror or its Affiliates. Acquiror shall promptly pay Member any such foregoing amount, and to the extent any such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, Member shall promptly repay such refund or credit, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Acquiror.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival. All representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 6.2(d) or Section 6.3(d), and all covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or prior to the Closing, shall survive the Closing for a period of eighteen (18) months after the Closing Date, other than the (i) Fundamental Representations, which shall survive indefinitely or until the last date permitted by applicable Law, and (ii) the representations and warranties set forth in Section 3.17 and Section 3.18, which shall survive until ninety (90) days after the expiration of the relevant statutes of limitations (the applicable date, “Survival Period Termination Date”). No covenant or agreement contained herein that is to be performed only on or prior to the Closing Date shall be required to be performed following the Closing unless otherwise expressly agreed by the Parties; provided, however, that the foregoing shall in no respect limit the rights of the parties to seek indemnification hereunder until the date that is eighteen (18) months after the Closing Date for any breach of such covenant or agreement occurring on or before the Closing Date. All other covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms and until fully performed, but not to exceed the applicable statute of limitations in the event of a breach of any such covenant. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity is sought under this Agreement shall survive the time at which it would terminate pursuant to the preceding sentences until the final resolution of such claim, if a Claim Notice with respect to such inaccuracy or breach shall have been given prior to the time it would otherwise terminate pursuant to the preceding sentences to the Party from whom such indemnity is sought and such claim is pursued hereunder with reasonable diligence.

Section 9.2 Indemnification by Member.

(a) From and after the Closing, and subject to this Article 9, Member shall indemnify and hold harmless Acquiror and each of its Subsidiaries and Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Acquiror Indemnitees”) from and against any and all Losses caused by, arising out of, resulting from or relating to (i) any inaccuracy in or breach of any representation or warranty made by Member or the Company in Article 3 (other than the representations and warranties set forth in Section 3.17 and Section 3.18, which are indemnified pursuant to Section 8.1) or any inaccuracy in the Officers Certificate delivered pursuant to Section 6.2(d), (ii) any breach or nonperformance by the Company or Member of any of its covenants or agreements contained herein and (iii) any Excluded Obligation (other than Liabilities and obligations relating to Parent Indemnified Taxes, which are indemnified pursuant to Section 8.1).

(b) Notwithstanding anything to the contrary contained in this Section 9.2, the Acquiror Indemnitees shall not be entitled to indemnification, or to make a claim for indemnity, under Section 9.2(a)(i) (other than with respect to intentional fraud) (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder, without taking account of any individual claim or aggregated claims arising out of substantially the same events or circumstances that does not or do not in any instance exceed $50,000, that exceeds, on a cumulative basis, an amount equal to $2,250,000 (the “Indemnification Deductible”), in which case Member shall provide indemnification for the amount of such Losses in excess of the Indemnification Deductible, subject to the Cap; or (ii) for aggregate Losses for which Member would otherwise be liable in excess of $22,500,000 (the “Cap”); provided, however, that none of the Indemnification Deductible, the De Minimis Amount, nor the Cap shall apply with respect to any claim by an Acquiror Indemnitee for indemnification for any inaccuracy in or breach of any Fundamental Representation of the Company.

Section 9.3 Indemnification by Acquiror.

(a) From and after the Closing, and subject to this Article 9, Acquiror shall indemnify and hold harmless Member, its Affiliates (including Parent) and each of their respective officers, directors, employees and agents (collectively, the “Member Indemnitees”) from and against, and pay or reimburse the Parent Indemnitees for, any and all Losses caused by, arising out of, resulting from or relating to (i) any inaccuracy in or breach of any representation or warranty made by Acquiror or Merger Sub in Article 4) or any inaccuracy in the Officers Certificate delivered pursuant to Section 6.3(d), (ii) any breach or nonperformance by Acquiror or Merger Sub of any of its covenants or agreements contained herein which are to be performed at or prior to the Closing and (iii) any failure of the Company after the Merger to fulfill any of the Business Obligations (other than Business Obligations arising under Affiliate Contracts including this Agreement, the Ancillary Agreements and Contracts set forth on Section 5.11 of the Member Disclosure Schedules).

(b) Notwithstanding anything to the contrary contained in this Section 9.3, Parent Indemnitees shall not be entitled to indemnification, or to make a claim for indemnity, under Section 9.3(a)(i) (other than with respect to fraud) (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder, without taking account of any individual claim or aggregated claims arising out of substantially the same events or circumstances that does not or do not in any instance exceed the De Minimis amount, exceeds, on a cumulative basis, an amount equal to the Indemnification Deductible, in which case Acquiror shall provide indemnification for the amount of such Losses in excess of the Indemnification Deductible, subject to the Cap; or (ii) for aggregate Losses for which the Acquiror would otherwise be liable in excess of the Cap; provided, however, that none of the Indemnification Deductible, the De Minimis Amount, nor the Cap shall apply with respect to any claim by a Member Indemnitee for indemnification for any inaccuracy in or breach of any Fundamental Representation of Acquiror.

(c) Any payment to Member under Article 8 or this Section 9.3 shall be paid in the same manner as an Excess Amount is paid pursuant to Section 2.7(b)(vi)(A).

Section 9.4 Indemnification Generally; Certain Limitations. Notwithstanding anything in this Agreement to the contrary, Acquiror and Member agree, for themselves and on behalf of the Acquiror Indemnitees and Parent Indemnitees:

(a) The amount of any and all Losses indemnifiable pursuant to Section 8.1, Section 9.2 or Section 9.3 shall be determined net of any amounts actually recovered by the applicable Indemnified Party under insurance policies or other collateral sources (including contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of any deductible or any out-of-pocket expenses actually incurred in securing such recovery).

(b) Upon becoming aware of any event or condition that could reasonably be expected to give rise to any Losses indemnifiable under this Article 9, each Party agrees to take commercially reasonable steps to mitigate its respective Losses (provided that the out-of-pocket expenses actually incurred in connection therewith shall be considered Losses). If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss under this Article 9, then such Indemnifying Party shall be subrogated, to the extent of such payment, to any and all related rights and remedies of such Indemnified Party under any insurance policy or other collateral sources against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder).

(c) An indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

(d) No Party shall be liable for (i) punitive or exemplary damages, or (ii) any consequential or incidental damages (except to the extent damages of the sort described in this clause (ii) were a reasonably foreseeable consequence of the matter for which indemnification is sought), in each case of clauses (i) and (ii), whether based on Contract, tort, strict liability, other Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault or liability (“Non-Reimbursable Damages”), except if, and solely to the extent that, any such Non-Reimbursable Damages are actually recovered against an Indemnified Party pursuant to a Third Party Claim; provided that, for the avoidance of doubt, that loss or disallowance of Tax credits as a result of a breach of Section 3.18 shall be considered to be actual (not punitive, exemplary, incidental or consequential) damages for purposes of this Agreement.

(e) All indemnifiable Losses under Article 8 or this Article 9 shall be determined without duplication of recovery under other provisions of this Agreement, any certificate delivered in connection with this Agreement or any Ancillary Agreement. Without limiting the generality of the immediately preceding sentence, if a set of facts, conditions, events or occurrences constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under Article 8 or this Article 9, then only one recovery of indemnifiable Losses (which, if there are differences in indemnification amounts, shall be the higher or highest indemnification amount) shall be permitted in respect thereof, and in no event shall there be any indemnification or duplication of payments under different provisions of this Agreement arising out of the same facts, conditions, events or occurrences.

(f) For purposes of determining (i) whether any representation or warranty is inaccurate or has been breached and (ii) the amount of Loss resulting from any inaccuracy in or breach of any representation or warranty, calculating Losses under this Article 9 (but excluding the representations and warranties set forth in Section 3.7 (Absence of Certain Changes), Section 4.6 (SEC Reports), Section 4.8 (Absence of Certain Changes), and the usage of the word “Material” in the defined term “Material Contract,” each such representation and warranty and any constituent definition shall be read without regard and without giving effect to the terms “material,” “Acquiror Material Adverse Effect,” “Business Material Adverse Effect,” “material adverse effect,” “material to the Business or the Company,” or other variations of the words “material,” “material adverse effect” or “material to the Business or the Company” contained in such representation or warranty (as if such words, phrases and related clauses were deleted from such representation and warranty and, in the case of “Acquiror Material Adverse Effect,” “Business Material Adverse Effect” or “material adverse effect,” as if such words read as “adverse effect”).

Section 9.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties from which indemnification is sought (the “Indemnifying Party”) in writing of any such claim in respect of which indemnity may be sought under this Article 9 describing in reasonable detail (to the extent then known) the facts and circumstances with respect to the subject matter of such claim and, if applicable, including copies of all material written evidence thereof and indicating the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith (a “Claim Notice”); provided, however, that the failure to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Upon an Indemnifying Party’s receipt of a Claim Notice from an Indemnified Party pursuant to this Section 9.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or will reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by written notice delivered to the Indemnified Party within twenty (20) Business Days after the date of receipt of the Claim Notice in respect of such Third Party Claim, assume the defense and control of such Third Party Claim (including the right to negotiate a settlement or compromise of such Third Party Claim), with its own counsel and at its own expense and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, such Indemnifying Party may not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) (i) admit to any violation of Law or admit wrongdoing by any Indemnified Party, (ii) agree to any injunctive relief or other relief against the Indemnified Party, other than monetary damages that will be paid by the Indemnifying Party, or (iii) settle or compromise such Third Party Claim unless such settlement or compromise includes as a term thereof a full and unconditional release by the third party asserting such Third Party Claim of all applicable Indemnified Parties and does not require any payment or contribution by the Indemnified Parties or their Affiliates. Notwithstanding the foregoing, the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation of the Indemnified Party by its own counsel (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than a single local counsel in each relevant jurisdiction).

(c) If the Indemnifying Party (i) does not notify the Indemnified Party within twenty (20) Business Days after the date of receipt of the Claim Notice in respect of a Third Party Claim that such Indemnifying Party elects to undertake the defense and control thereof, (ii) notifies such Indemnified Party that it does not elect to undertake the defense and control thereof, or (iii) ceases to defend such Third Party Claim with commercially reasonable diligence, then, in each case, such Indemnified Party shall have the right to contest, defend, settle or compromise such Third Party Claim (the costs of which shall be taken into account as a Loss), and shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Indemnified Party may, in any circumstance, settle or compromise (or agree to settle or compromise) a Third Party Claim for which it intends to seek indemnification hereunder absent the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Acquiror and Member (or a duly authorized representative of such Party) shall (and shall cause the relevant Indemnifying Party or Indemnified Party, as the case may be, to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith to ensure the adequate defense of any such Third Party Claim.

(e) In the event any Indemnifying Party receives a Claim Notice for indemnity from an Indemnified Party pursuant to this Section 9.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party twenty (20) Business Days after its receipt of such Claim Notice whether the Indemnifying Party disputes all or a portion of its obligation to indemnify the Indemnified Party under this Article 9 with respect to the matter described in the Claim Notice. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party.

Section 9.6 Payments of Claims. The amount of indemnification to which an Indemnified Party will be entitled under this Article 9 will be determined: (i) by written agreement between the Indemnified Party and the Indemnifying Party; or (ii) by a final judgment or decree of any court of competent jurisdiction (for which purpose, a judgment or decree of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined).

Section 9.7 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except (a) with respect to the matters covered by Article 2, (b) in connection with intentional fraud or (c) in the case where a Party seeks to obtain specific performance pursuant to Section 10.8, the Parties hereby agree that, from and after the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation or warranty contained in this Agreement, or for any breach of any covenant or agreement contained in this Agreement required to be performed at or prior to the Closing, shall be the applicable indemnification rights set forth in Article 8 and this Article 9.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by both Member and Acquiror, which may be entered into at any time. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.2 Entire Agreement. This Agreement (including the Member Disclosure Schedule, the Acquiror Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the Parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof. Each Party acknowledges that in making its decision to enter into this Agreement it did not rely on any statements or understandings (including the understandings in a Term Sheet agreed to on December 31, 2021) other than the express provisions of this Agreement and the other documents described in the preceding sentence.

Section 10.3 Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that notwithstanding the foregoing in this Section 10.3, but except as otherwise set forth in this Agreement, Member shall be solely responsible for any fees, costs or expenses incurred by the Company prior to the Closing arising from or incurred in connection with this Agreement and the Transactions (whether due before or after the Closing).

Section 10.4 Interpretation.

(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses,” shall, except as expressly stated, be deemed to refer to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall, except as expressly stated, be deemed to refer to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(e) Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(f) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(g) All monetary figures shall be in U.S. dollars unless otherwise specified. Any accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Attorney Conflicts and Attorney Client Privilege.

(a) Member, the Company, Acquiror and Merger Sub each agrees that, although Goodwin Procter, LLP and Gibson Dunn & Crutcher may have rendered, or may render, legal services to the Company prior to the Effective Time of the Merger, including legal services relating to the transactions that are the subject of this Agreement, Goodwin Procter, LLP and Gibson Dunn & Crutcher each will have the right, after the Effective Time of the Merger, to render legal services to any pre-merger Affiliate, director or employee of the Company, including with regard to any disputes relating to this Agreement or the transactions that are the subject of this Agreement, and Acquiror, the Company and Merger Sub each waives any right it might have to seek to disqualify either Goodwin Procter, LLP or Gibson Dunn & Crutcher from rendering legal services to any pre-merger Affiliate, director or employee of the Company on the basis of any conflict of interest, because of information of which either Goodwin Procter, LLP or Gibson Dunn & Crutcher may have become aware while rendering legal services to the Company, or for any other reason.

(b) The Surviving Entity will not waive the attorney client privilege with regard to any communications prior to the Effective Time of the Merger between either Goodwin Procter, LLP or Gibson Dunn & Crutcher and the Company without the prior consent of the General Counsel of Parent. The Surviving Entity will not assert the attorney client privilege to prevent any lawyer or law firm that has rendered, or renders, legal services to the Company, from disclosing to or at the request of the General Counsel of Parent any communications prior to the Effective Time from that lawyer or law firm to the Company (and, if the communications were or are in writing, providing copies to Parent at its request).

Section 10.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.7):

if to Acquiror or Acquiror OpCo (or, after the Closing, the Surviving Entity), to:

SUNNOVA ENERGY INTERNATIONAL INC.

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

Attention: Chief Financial Officer

Email: robert.lane@sunnova.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Travis Wofford

Email: travis.wofford@bakerbotts.com

if to Member (and, prior to the Closing, the Company), to:

LEN X, LLC

c/o LENNAR CORPORATION

700 N.W. 107th Avenue

Miami, FL 33172

Attention: General Counsel

Email: mark.sustana@lennar.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: David Bernstein

Email: davidbernstein@goodwinlaw.com

Section 10.8 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any court specified in Section 10.11, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this 0, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this 0 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.8 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.8 prior or as a condition to exercising any termination right under Article 7, nor shall the commencement of any action pursuant to this Section 10.8 or anything set forth in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.9 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole. Except for Article 9 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned without the prior written consent of Acquiror, in the case of any assignment by the Company or Member, or the prior written consent of Member, in the case of any assignment by Acquiror or Merger Sub.

Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that it is not necessary that all of the Parties sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would permit or require the application of the Laws of a jurisdiction other than the State of Delaware.

(b) Each of the Parties hereto irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state court or any federal court within the State of Delaware may take jurisdiction), in any suit, action or proceeding arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, action or proceeding may and shall be heard and determined in any such court and agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any such suit , action or proceeding may be made on such Party, and shall be effective service of process for any such suit, action or proceeding, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any suit, action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY SUIT, ACTION OR PROCEEDING, INCLUDING ANY SUIT, ACTION OR PROCEEDING BROUGHT AS A COUNTERCLAIM, (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH SUIT, CLAIM, DEMAND, ACTION, PROCEEDING OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH

PARTY ACKNOWLEDGES THAT WAIVER OF JURY TRIAL WAS A FACTOR CONSIDERED BY SUCH PARTY IN DECIDING TO ENTER INTO THIS AGREEMENT, AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

Section 10.13 Exhibits and Schedules. The Member Disclosure Schedule, the Acquiror Disclosure Schedule, and all exhibits, schedules, annexes or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The mere inclusion of any item in any section or subsection of the Member Disclosure Schedule or the Acquiror Disclosure Schedule as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission or suggestion by the applicable Party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Business Material Adverse Effect or an Acquiror Material Adverse Effect, is required to be disclosed, or otherwise would constitute a violation of, breach of or default under any Contract or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or otherwise. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Business Material Adverse Effect,” “Acquiror Material Adverse Effect” or any similar qualification. Unless the context would otherwise require, the term “material” and the concept of the “material nature” of an effect upon the Company shall be measured relative to the Company as its business is currently being conducted. Matters disclosed in any section or subsection of the Member Disclosure Schedule or Acquiror Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar import or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of the Member Disclosure Schedule or the Acquiror Disclosure Schedule are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement. The Member Disclosure Schedule, the Acquiror Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of a Party except as, or to the extent, provided in this Agreement.

Section 10.14 Release. Effective at and after the Effective Time of the Merger, and conditioned upon the Merger’s taking place, Member hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the date hereof, to the fullest extent applicable law permits, all past, present and future Acquiror Indemnitees (including the Company following the effective time of the Merger) (collectively, the “Acquiror Released Parties”) from any and all debts, liabilities, obligations, claims, demands, proceedings, encumbrances or causes of action, judgments or controversies of any kind whatsoever against the Company or the Business that arise out of or are based on any agreement or understanding or act or failure to act misrepresentation, omission, transaction, fact, event or other matter occurring prior to the date hereof (whether based on contract, tort, strict liability, other Law or otherwise, at law or in equity or otherwise, and whether or not arising from any other Person’s sole, joint or concurrent negligence, strict liability or other fault or liability, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued), other than obligations relating to the Business that are Business Obligations as that term is defined in this Agreement. The release in this Section 10.14 is conditioned on the Merger’s taking place and will not be effective until the Merger takes place. If the Merger does not take place, the release in this Section 10.14 will be of no force or effect.

(SIGNATURES ON THE FOLLOWING PAGES)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

LEN X, LLC

By:	/s/ Jon Jaffe
Name:	Jon Jaffe
Title:	Co-Chief Executive Officer

SUNSTREET ENERGY GROUP, LLC

By:	/s/ Jon Jaffe
Name:	Jon Jaffe
Title:	Co-Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ William J. Berger
Name:	William J. Berger
Title:	Chairman of the Board, President and Chief Executive Officer

MOONROAD LLC

By:	/s/ Robert L. Lane
Name:	Robert L. Lane
Title:	Executive Vice President, Chief Financial Officer

SUNNOVA ENERGY CORPORATION

By:	/s/ Robert L. Lane
Name:	Robert L. Lane
Title:	Executive Vice President, Chief Financial Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]